IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE DISTRICT OF SOUTH CAROLINA

In re:                                          )           CHAPTER 11
                                                )
MARTIN COLOR-FI INC.,                           )
a South Carolina corporation,                   )    Case No. 98-10145-W
                                                )
                                     Debtor.    )
                                                )
In re:                                          )            CHAPTER 11
                                                )
Star Fibers Corp.,                              )
a South Carolina corporation,                   )      Case No. 98-10144-W
                                                )
                                     Debtor.    )

                                     AMENDED
                             PLAN OF REORGANIZATION

                        Filed by the Debtor-in-Possession
                                 on May 17, 2000

                                Table of Contents
                                                                                        Page
Article I       History and Other General Information Relating to the Proposed
                    Plan of Reorganization .................................... ......    2
Article II      General Provisions for Treatment of Claims and Interests .............   13

Article III     Classification of Creditors and Parties in Interest and the Provisions
                    of Treatment of Each Class and Party in Interest Dealt With
                    By the Plan ............................................... ......   27

Article IV      Feasibility of Plan of Reorganization ................................   39

Article V       Status of the Debtors After Confirmation .............................   39

Article VI      Treatment of Executory Contracts and Unexpired Leases ................   40

Article VII     Jurisdiction .........................................................   42

Article VIII    Effects of Plan Confirmation .........................................   45

Article IX      Post-Confirmation Acts ...............................................   54

Article X       "Cram Down" For Impaired Creditors Not Accepting The Plan ............   55

Article XI      Miscellaneous Provisions .............................................   55

Article XII     Discharge of the Debtors .............................................   58

                         AMENDED PLAN OF REORGANIZATION

     The Debtors-in-Possession, Martin Color-Fi, Inc. and Star Fibers Corp. (collectively the "Debtors" or separately "Martin" and "Star"), propose the following Amended Plan of Reorganization ("Plan") pursuant to Chapter 11 of the
U. S. Bankruptcy Code.

                                    ARTICLE I

                History and Other General Considerations Relating
                          to the Plan of Reorganization

     1. Background. The history and background of the Debtors are fully provided in the Debtors' Disclosure Statement and its attached exhibits filed March 24, 2000. The information in the Disclosure Statement is incorporated herein by reference.

     2. Financial Condition of the Debtors. The data providing the reader with the current and historical financial condition of the Debtors are located in the Disclosure Statement.

     3. The Debtors' Reorganization Cases under Chapter 11. The information found in the Disclosure Statement provides adequate history as to the Debtors' reorganization cases.

     4. Definitions. The following words, terms and definitions shall be used and apply exclusively for this Plan and the Disclosure Statement:

     A. Defined Terms. Any term used in the Plan that is not defined in the Plan, either in this Article I (Definitions) or elsewhere, or in the Disclosure Statement with its attached Exhibits, particularly the DS&P Agreement and Plan of Merger, but that is used in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, as the case may be.

     1. "Acceptance" A specific class of claims of creditors has accepted a plan when such plan has been accepted by those voting creditors in that class that hold at least two-thirds (2/3) in amount ($'s) and more than one-half (1/2) in number (greater than 50%) of the voting individual allowed claims of that class of creditors. A class of claims of interest holders has accepted a plan if such plan has been accepted by holders of such interest that hold at least two-thirds (2/3) in the amount of the allowed interest (i.e., number of shares held by shareholders) that have voted in confirmation of such plan. It is important to note that computation in the confirmation voting process is based only upon the total amount of claims or interest holders actually voting rather than on claims or interest holders proven and allowed. Notwithstanding any other provision of this section, a class of claims that is unimpaired under this Plan is deemed by law to have accepted this Plan, and solicitation of acceptances with respect to such class is not otherwise required.

     2. "Acquisition" has the same meaning set forth in the preface of the DS&P Agreement and Plan of Merger.

     3. "Assumed Liabilities" means trade payables incurred after filing of the Cases in the Ordinary Course of Business and accrued as of the Closing Date, severance obligations that are due and payable on or prior to the Closing Date under Martin's Severance Policy for Salaried Employees and any severance obligations under those certain Executive Severance Agreements that become due and payable to Stephen A. Zagorski, Greg W. Anderson, Wiley H. Turner, Curtis R. Wright, Scott Shipes, Jennifer P. Summer or Wilbur L. Ballard, cure payments under assumed contracts in the amounts set forth on Exhibit C to the DS&P
Agreement and Plan of Merger, employee's salaries and commissions (and all associated Tax obligations associated therewith) incurred in the Ordinary Course of Business and accrued as of the Closing Date, unpaid fees and expenses associated with the New Debt Financing owed by Martin, including, without limitation all legal fees of the Lender's counsel, the fees and expenses of DS&P and Acquisition (which fees and expenses of DS&P and Acquisition shall not exceed $500,000), including without limitation legal fees incurred in connection with the transactions contemplated in the DS&P Agreement and Plan of Merger, accrued Tax Liabilities for the period prior to the Closing, and those taxes set forth on Sections 4(h), 4(i), and 4(k) of the Disclosure Schedule of the DS&P Agreement and Plan of Merger (to the extent not discharged by the bankruptcy).

     4. "Auction Hearing" means the hearing which the Debtors shall request be held by the Bankruptcy Court for the purpose of considering any overbids to the DS&P Agreement and Plan of Merger, as set forth in Section 5(i)(B) of the DS&P Agreement and Plan of Merger.

     5. "Availability Reserve" has the meaning set forth in Section 2(e)(iii) of the DS&P Agreement and Plan of Merger .

     6. "Bank" means Bank of America, N.A., a secured creditor of the Debtors.

     7. "Bankruptcy Code" means 11 U.S.C. Sections 101 et seq.

     8. "Bankruptcy Court" or "Court" means the United States Bankruptcy Court for the District of South Carolina.

     9. "Bar Date" means the date by which all Priority and Administrative Claims and all other Claims must be filed, as contemplated in Section 7(a) of the DS&P Agreement and Plan of Merger and in this Plan.

     10. "Capital Contribution" has the meaning set forth in Section 2(e)(i) of the DS&P Agreement and Plan of Merger.

     11. "Cases" shall mean these two cases under Chapter 11 of the Bankruptcy Code, which commenced as voluntary petitions in this Court on November 16, 1998 at Case Nos. 98-10145-W for Martin and 98-10144-W for Star.

     12. "Cash on Hand" shall refer to the cash available in the Debtors' accounts, on the Closing Date, and which is in the hands of the Debtors, and has been derived from the total operations of the Debtors, but which does not include any cash proceeds from the Capital Contribution or New Debt Financing.

     13. "Cash Payments" made pursuant to the Plan will be in U. S. Dollars. Cash Payments in an amount exceeding $1,000,000 may be made by wire transfer from a domestic bank or by check drawn on good funds at the discretion of the Plan Administrator. At the option of the Plan Administrator, Cash Payments of foreign creditors may be made, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash Payments made pursuant to the Plan shall be null and void if not negotiated within 90 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Plan Administrator.

     14. "Chapter 7" shall mean a hypothetical case which is administered under 11 U.S.C. Sections 701 et seq. wherein an estate having assets and liabilities identical to the Debtors is liquidated, and the proceeds distributed in accordance with the Bankruptcy Code.

     15.  "Chapter  11" shall  mean a case  being  administered  under 11 U.S.C.
Sections 1101 et seq., for the reorganization of the indebtedness of the Debtors, and assuming continued operation of the manufacturing operations as more fully described in the Disclosure Statement.

     16. "Claims" shall mean any right or claim to a right to receive payment of monies from the Debtors or right to an equity interest in the Debtors held by any party, as more fully described in 11 U.S.C. ss.101(5).


     a) "A Claim of Interest" shall mean any claim against the Debtors for equity ownership, whether actual, or contingent.

     b) "Allowed Claim" shall mean each creditor's Claim or Claim of Interest whose validity is accepted by the Debtors for payment, or if challenged by the Debtors or others by the filing of an objection to such Claim, a Claim which is ultimately proven by that claimant and approved by the Court after notice. All claims to which an objection has been filed must file a proof of Claim with the clerk of court for their Claim to be allowed regardless of whether the Debtors' schedules show the Claim as undisputed. Some Claims by law can be approved only by the Court for payment, i.e., claims of professionals. The Debtors reserve the right to object to Claims regardless of confirmation of the Plan and Claims treated in the Plan will be paid only to the extent they are allowed by the Court, except as provided herein.

     c) "Secured Claim" shall mean each Claim completely or partially secured by real estate mortgages, security agreements, assignment agreements, consignment agreements, chattel mortgages, recorded lease-purchase agreements, liens or any other legal encumbrance which is entitled to secured status under Title 36 of the Code of Laws of South Carolina (UCC provisions) or South Carolina law, or other applicable law and as set forth in ss.506 of the Bankruptcy Code.

     d) "Priority and Administrative Claims" shall mean all claims entitled to priority status under 11 U.S.C. Section 507 and Section 364 or other specific provisions of the Bankruptcy Code. These Claims include, but are not limited to, all costs and expenses incurred during the reorganization proceeding; all wages and other employee benefits allowed priority status which were owing by the Debtors at the time of filing up to $4,300 per claimant; all post-petition wage Claims due at confirmation; and certain taxes owing to the United States, and any individual State or local taxing authority; all post-petition debts incurred and unpaid since the commencement of this Case; and all other statutory costs or fees assessed or assessable by the Court, and any Claims given priority status during this proceeding by specific order of the Court.

     e) "Unsecured Claims" shall mean all claims against the Debtors other than Secured Claims, Priority and Administrative Claims, or Claims of Interest.

     17. "Class of Claims" shall mean all types of Claims or interests (i.e., secured, priority, unsecured or interests) which are substantially identical in kind or nature and are grouped together without any unfair discrimination or treatment for payment by this Plan.

     a) "Impaired Class" shall mean a class of Claims whose legal, equitable, or contractual rights are modified or compromised by the Plan.

     b) "Unimpaired Class" shall mean a class of Claims whose rights are not affected by this Plan, or which receives under this Plan full payment of their filed or allowed Claims on the Effective Date. Unimpaired classes are deemed to have accepted this Plan by specific provision of the Bankruptcy Code and solicitation of acceptances with respect to such class from the holders of Claims or interest of such class is not required.

     18. "Closing" has the meaning set forth in Section 2(b) of the DS&P Agreement and Plan of Merger.

     19. "Closing Basis" has the meaning set forth in Section 7(b)(x) of the DS&P Agreement and Plan of Merger.

     20. "Closing Date" has the meaning set forth in Section 2(b) of the DS&P Agreement and Plan of Merger.

     21. "Code" means the Internal Revenue Code of 1986, as amended.

     22. "Competing Transaction" has the meaning set forth in Section 5(g) of the DS&P Agreement and Plan of Merger, as modified by this Plan.

     23. "Confirmation" of this Plan means when the signed Order Confirming Plan is filed by the Court to implement the proposed Plan, after the Court has found that the Plan: (1) has been accepted by the requisite number of creditors and parties in interest eligible to vote therefor, (2) is feasible, (3) is fair and equitable, (4) does not unfairly discriminate, and (5) meets all of the other requirements of 11 U.S.C. Section 1123, Section 1126 and Section 1129, and the Order Confirming Plan is entered.

     24. "Confirmation Order" means that certain entered Final Order which confirms the Plan. The Confirmation Order shall be entered at or after the Confirmation Hearing which shall be and mean the hearing at which the Plan is actually confirmed.

     25. "Debtors" shall mean Martin Color-Fi, Inc. and Star Fibers Corp.

     26.  "Designated   Professionals"   means  those  attorneys,   accountants,
financial advisors, investment banker, and any other professional employed by the Debtors and appointed by the Bankruptcy Court.

     27. "Dimeling Terms" means those terms used in the DS&P Agreement and Plan of Merger and defined in paragraph 1 therein.

     28. "Disclosure Schedule" has the meaning set forth in Section 4 of the DS&P Agreement and Plan of Merger and is not to be confused with the Disclosure Statement on file with the Bankruptcy Court in these Chapter 11 cases.

     29. "DS&P" has the same meaning set forth in the preface of the DS&P Agreement and Plan of Merger.

     30. "DS&P Agreement and Plan of Merger" shall refer to that agreement by and between Dimeling, Schreiber & Park and MCF Acquisition, Inc. and Martin which is attached as an Exhibit to the Disclosure Statement and incorporated by reference into this Plan.

     31. "Effective Date" shall be the Closing Date or the date of closing of any Competing Transaction approved by the Bankruptcy Court.

     32. "Effective Time" has the meaning set forth in Section 2(d)(i) of the DS&P Agreement and Plan of Merger.

     33. "Executory Contracts" shall mean all contracts or agreements not completed and to be performed or satisfied by the parties in the future.

     a) Realty Leases shall mean all valid, enforceable leases of real estate between the Debtors and other parties.

     b) Personalty Leases shall mean all leases between the Debtors and third parties for the use of any and all personal property.

     34. "Exhibit" shall refer to those exhibits attached to the Disclosure Statement and this Plan.

     35. "Final Closing Date Availability" has the meaning set forth in Section 2(e)(iii) of the DS&P Agreement and Plan of Merger.

     36. "Final Consummation" shall refer to the date and time at which the execution of all provisions of the Plan, appropriate requirements of the Bankruptcy Code, and applicable supplemental orders issued by the Bankruptcy Court have been fully complied with and accomplished.

     37. "Final Order" means any entered Order that is not subject to a stay by a court of competent jurisdiction and for which the period to appeal has elapsed.

     38. "Final Purchase Price" means an amount equal to the sum of (a) the Capital Contribution and (b) the Final Closing Date Availability less the Availability Reserve.

     39. "Financial Statement" has the meaning set forth in Section 4(g) of the DS&P Agreement and Plan of Merger.

     40. "GAAP" means the United States generally accepted accounting principles as in effect from time to time.

     41. "GECC" means General Electric Capital Corporation.

     42. "Initial Overbid" has the meaning set forth in Article II, page 26, of this Plan.

     43. "Lender" means the lender under the New Debt Financing.

     44. "Liquidating Trust" means that certain trust set up pursuant to the Plan where certain assets and liabilities of the Debtors are transferred prior to the Merger. This Trust may be separated into Liquidating Trust A and B after written notice by a beneficiary at or prior to the Effective Date.

     45. "Litigating Trust" means that certain trust set up pursuant to the Plan where certain causes of action of the Debtors are transferred prior to the merger.

     46. "MCF Acquisition, Inc." shall have the meaning set forth in the preface of the DS&P Agreement and Plan of Merger, c.f. "Acquisition" as a defined term.

     47. "Martin" has the meaning set forth in the preface of the DS&P Agreement and Plan of Merger.

     48. "Martin Share" means any equity interest in Martin including but not limited to any share of the common stock of Martin, no par value, or any preferred stock, or any options or warrants.

     49. "Merger" has the meaning set forth in Section 2(a) of the DS&P Agreement and Plan of Merger.

     50. "New Debt Financing" has the meaning set forth in Section 2(e)(i) of the DS&P Agreement and Plan of Merger.

     51. "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     52. "OUCC" shall mean the Official Unsecured Creditors' Committee in Case No. 98-10145-W, as appointed by the United States Trustee, and as modified by the United States Trustee from time to time.

     53. "Parties" has the meaning set forth in the preface of the DS&P Agreement and Plan of Merger.

     54. "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     55. "Plan" shall mean this Plan of Reorganization of the Debtors under Chapter 11, filed with the Court on March 24, 2000, and any amendments filed prior to or at the confirmation hearing.

     56. "Plan Administrator" means the person appointed by the Bankruptcy Court to oversee the distribution of the Preliminary Purchase Price, the Final Purchase Price and the Tax Liability Reserve pursuant to the Plan.

     57. "Preliminary Purchase Price" has the meaning set forth in Section 2(e)(iii) of the DS&P Agreement and Plan of Merger.

     58. "Purchase Price Adjustment Reserve" shall be that $2,500,000 sum as shown in paragraph 2(f)(ii) of the DS&P Agreement and Plan of Merger.

     59. "Qualified Bidder" shall mean any party who has made a Competing Transaction that meets the requirements of the Bidding Procedures of the Consent Order Regarding Debtors' Motion For Order Approving Bidding Procedures And Reimbursement Fee.

     60. "Reimbursement Fee" has the meaning set forth in Section 5(g) of the DS&P Agreement and Plan of Merger.

     61. "Reorganized Debtor" or "Surviving Corporation" shall have the same meaning as "Surviving Corporation", see definition no. 65 below.

     62. "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest of any kind.

     63. "Subsidiary" shall mean Star Fibers Corp. and Buchanan Industries, Inc.

     64. "Substantial Consummation" shall be after the Effective Date and shall refer to that date and time on which the transfer of all or substantially all of the property proposed by the Plan to be transferred has been achieved; the assumption by the Surviving Corporation under the Plan of the business or of the management of all or substantially all of the property dealt with by the Plan has been achieved; and, finally, the commencement of the distribution of some payments under the Plan has begun.

     65. "Surviving Corporation" has the meaning set forth in Section 2(a) of the DS&P Agreement and Plan of Merger.

     66. "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     67. "Tax Liability" has the meaning set forth in Section 7(b)(x) of the DS&P Agreement and Plan of Merger.

     68. "Tax Liability Reserve" means (a) $1,000,000, or (b) if on or prior to Closing, an audit is commenced by any taxing authority, a Tax or adjustment is asserted by any taxing authority, or an error is discovered relating to any Tax Return that was or should have been filed by Martin for which the statute of limitations is not closed (other than the sales tax liability assessed against Buchanan Industries, Inc. in Florida and Nevada, in the specific amount disclosed on Section 4(k) of the Disclosure Schedules to the DS&P Agreement and Plan of Merger), or the Closing Basis is less than $32,188,276, the Tax
Liability Reserve shall be increased from $1,000,000 by the sum of (i) the maximum of Tax that Surviving Corporation could owe as a result thereof, and
(ii) Forty (40%) percent of the amount by which $32,188,276 exceeds Closing Basis, provided that the amount of the increase shall be capped at $750,000, so that the Tax Liability Reserve shall never exceed $1,750,000.

     69. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     70. "Trust Assets" has the meaning set forth in Section 5(i) of the DS&P Agreement and Plan of Merger.

     71. "401(K) Plan" means the Martin Color-Fi, Inc. 401(K) Profit Sharing Plan and Trust.

     NOTE: The defining of the various parties in interest and claimants against this estate in no way imputes any relative priority among them nor is it to be construed to validate or approve any of their claims.

     B. Rules of Interpretation.

     For purposes of the Plan: (a) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms, or conditions which is material to a party or third party beneficiaries to such document shall not be made without such party's or third party beneficiaries' consent; (c) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or (to the extent otherwise permitted, hereafter) may be amended, modified or supplemented from time to time; (d) unless otherwise specified in a particular reference, all references in the Plan to paragraphs, sections, articles and Exhibits are references to paragraphs, sections, articles and Exhibits of or to the Plan; (e) the words "herein", "hereof", "hereto", "hereunder" and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan;
(f) captions and headings to Articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of the Plan; (g) the rules of construction set forth in
Section 102 of the Bankruptcy Code shall apply; and (h) all exhibits to the Plan and Disclosure Statement are incorporated into the Plan, and shall be deemed to be included in the Plan, provided that they are filed no later than the date of the hearing at which the Bankruptcy Court considers confirmation of the Plan.

     C. Time Periods.

     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006 shall apply.

                                   ARTICLE II

     General Provisions For Treatment of Claims And Interests

     A. Classification of Claims.

     1. Administrative Claims.

     a. General.

     Subject to certain additional requirements for professionals and certain other entities set forth below, the Plan Administrator shall pay to each holder of an Allowed Priority and Administrative Claim that are not Assumed
Liabilities, on account of its Priority and Administrative Claim and in full satisfaction thereof, cash equal to the amount of such Allowed Priority and Administrative Claim, unless the holder and the Debtors or Surviving Corporation agree or shall have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms.

     b. Payment of Statutory Fees.

     On or before the Effective Date, all fees payable to the United States Trustee pursuant to 28 U.S.C. ss.1930, as determined by the Bankruptcy Court at the confirmation hearing, shall be paid, by the Debtors. After the Effective Date, such fees will be paid by the Surviving Corporation for the balance of 2000. Debtor shall move to close the case before the end of December 2000. Any
U. S. Trustee fees for any quarter other than fourth quarter of 2000 shall be paid by the Plan Administrator.

     c. Treatment of Priority Tax Claims.

     Unless otherwise agreed to by the Debtors and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes an Allowed Priority Tax Claim; or (ii) payment at such time as specified under applicable laws.

     d. Bar Date for All Claims.

     (1) General Provisions.

     On April 20, 2000, the Court entered its Order Reopening and Establishing Bar Date on all Claims, a copy of which is attached to the Disclosure Statement. Except as provided below, all Claims, including pre-petition Unsecured Claims and Priority and Administrative Claims must be filed with the Bankruptcy Court and served on counsel for the Debtors and Surviving Corporation no later than May 20, 2000. Creditors that do not file Claims on or before May 20, 2000 shall be forever barred from asserting such Claims against the Debtors or Surviving Corporation, or any of their respective properties.

     (2) Professionals.

     All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of Sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by any professional or any other Person for making a substantial contribution in the Cases) shall file with the Bankruptcy Court and serve on Surviving Corporation, counsel for Surviving Corporation, counsel for Bank, OUCC, and the U. S. Trustee, an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the Effective Date.

     (3) Ordinary Course Liabilities.

     Holders of Priority and Administrative Claims which are not Assumed Liabilities shall file a request for payment of such Claims. Such Priority and Administrative Claims shall be assumed and paid by the Plan Administrator pursuant to the terms and conditions of the particular transaction giving rise to such Priority and Administrative Claim. The Plan Administrator and other parties shall have the right to object to such Claims. If an objection is filed, the Bankruptcy Court shall determine the amount and validity of the Claim.

     (4) Tax Claims.

     All requests for payment of post-petition Tax Claims, for which no bar date has otherwise been previously established, must be filed upon the later of fifteen days before the Confirmation Hearing; and 120 days following the filing of the Tax Return for such Taxes for such tax year or period with the applicable governmental unit. Any holder of any post-petition Tax Claim that is required to file a request for payment of such taxes and that does not file such a Claim by the applicable bar date shall be forever barred from asserting any such post-petition Tax Claim against any of the Debtors, Surviving Corporation, Plan Administrator, or any of their respective properties.

     B. Voting Instructions.

     Each holder of an Allowed Claim or an Allowed Interest entitled to vote on the Plan will receive a Ballot. The Ballot contains two boxes, one indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the Ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan will be considered a non-vote and will not be counted as an acceptance or rejection of the Plan.

     C. Voting Deadline and Extensions.

     Ballots must be filed with the Court and received by the Debtors at their address set forth on the applicable Ballot on or before , 2000 (the "Voting Deadline"). To be counted for purposes of voting on the Plan, all of the information requested on the applicable Ballot must be provided. The Debtors reserve the right, in their sole discretion to seek to extend the Voting Deadline, in which case the term "Voting Deadline" shall mean the latest date on which a Ballot will be accepted.

     D. Confirmability of Plan and Cramdown. In the event at least one Impaired Class of Claims votes to accept the Plan (and at least one Impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Debtors reserve the right to petition the Bankruptcy Court to confirm the Plan under the cramdown provisions of Section 1129 the Bankruptcy Code.

     E. General Outline of Plan of Reorganization.

     On November 16, 1998, Martin filed its Chapter 11 petition. On that same date, the wholly owned subsidiaries of Martin, namely Buchanan Industries, Inc. ("Buchanan") and Star, each filed its own petition for Chapter 11 relief. A description of the reasons for the filing of the bankruptcies and a history of the Debtors is set forth in the Disclosure Statement, along with schedules showing a fuller description of the assets of the Debtors.

     A brief summary of the assets of Martin follows:

     1. Certain improved and unimproved real property, with structures thereon, as set forth in the Disclosure Statement, including plants in Sumter, Laurens and Trenton, South Carolina, unimproved tracts of 18 and 34 acres in Trenton, South Carolina and a condominium on Edisto Island, South Carolina.

     2. Certain equipment as set forth in the Disclosure Statement, including manufacturing and other equipment in Dalton, Georgia and Sumter, Laurens, and Trenton, South Carolina, and office equipment in Sumter, Laurens and Edgefield, South Carolina.

     3. Certain inventory located in buildings owned by Martin or leased as set forth in the Disclosure Statement, and located in or near the plants in Sumter, Laurens, and Trenton, South Carolina and in Dalton, Georgia.

     4. Certain rights as lessor or lessee as shown in the Disclosure Statement.

     5. Accounts receivable owed to Martin.

     6. Cash on Hand.

     7. Causes of action for preferences or fraudulent conveyances.

     8. Stock in Star and Buchanan.

     The assets of Star are as follows:

     The real property and equipment set forth in the Disclosure Statement at 217 Star Road in Edgefield, South Carolina.

     All assets of Star will be transferred to the Liquidating Trust, described below.

     All assets of Buchanan have been conveyed via previously approved orders approving sale and an Order Confirming Plan of Reorganization in the Buchanan case. The stock of Buchanan and Star will be transferred to Liquidating Trust, described below.

     Debtors have determined that certain of their assets are essential for the continued operation of the Debtors' business. Certain assets are believed by the Debtors to be less essential to the continued operation of the Debtors' core operations. The Disclosure Statement contains a fuller description of Debtors' reasons for this bifurcation of assets. The non-essential assets in which Bank has a first priority perfected secured claim, are being transferred to a Liquidating Trust, where Bank will retain its secured lien position.

     The liabilities of Martin consist of a secured claim owed to Bank on all Martin assets, Priority and Administrative Claims owed to Designated Professionals and counsel for the OUCC, and to tax authorities, potential lease rejection Claims, Unsecured Claims owed to Martin creditors, certain Unsecured Claims filed by Buchanan creditors in the Martin case, potential causes of action against Martin, and an undersecured claim owed to Bank. More detailed information on claims treatment is shown below in Article III of this Plan.

     Bank has a lien on all of Star's assets.

     Bank had a lien on all assets of Buchanan, all of which have been sold pursuant to Bankruptcy Court order in the Buchanan case. Bank has received the bulk of the proceeds from the Buchanan sales, and other payments have been made pursuant to Bankruptcy Court order in the Buchanan case.

     Certain creditors of Buchanan have filed proofs of claim in the Martin case. Martin has filed objections. A copy of the Objection to Claim is attached to the Disclosure Statement. For notice purposes, all known creditors of Martin, Star, and Buchanan will receive notice of the Plan in the Martin and Star cases, and it is Martin's and Star's intent to dispose of all claims, actual and potential, against Martin and Star through this Plan.

                              THE LIQUIDATING TRUST

     Debtors have determined that certain of their assets are not essential for the future operations of the Surviving Corporation. Inventory which is difficult to sell and real property and an equipment line which is not essential to continued operations are those assets which will be conveyed pursuant to this Plan to the Liquidating Trust. A copy of the Liquidating Trust Agreement is attached to the Disclosure Statement. A comprehensive list of the assets placed in the Liquidating Trust is attached as a schedule to the Liquidating Trust itself. Because of their length, a copy of those schedules is not served as part of the Plan, but is available to any interested party upon written request and at its expense. In general, the Liquidating Trust assets consist of land and a building located at 217 Star Road, Edgefield, South Carolina, which is an asset of Star; machinery and equipment located at 217 Star Road, Edgefield, South Carolina, which are assets of Star; and inventory located in warehouse numbers 109, 209, 409, 809, and C09, which are assets of Martin; and finished goods in warehouse 350, which are assets of Martin. These assets have a book value of $8,813,882, although Debtors believe the fair market value to be substantially less. The Liquidating Trust will also receive the stock of Buchanan and Star which is owned by Martin. Under the terms of the Liquidating Trust and this Plan, the conveyance to the Liquidating Trust conveys all right, title and ownership of those assets to the Liquidating Trust subject only to the secured claims of Bank, all expenses involved in disposing of those assets shall be paid by the Liquidating Trustee; and the Debtors and the Surviving Corporation shall have no further liability after transfer of those assets to the Liquidating Trustee. All assets transferred to the Liquidating Trust shall be transferred subject to the secured claims of the Bank and the Bank's claims shall remain perfected and first in priority. The beneficiary of the Liquidating Trust may elect to have the Liquidating Trust separated into Liquidating Trust A and Liquidating Trust B prior to or after the Effective Date and the division of the assets between the Trusts shall be at the sole discretion of the beneficiary of the Liquidating Trust. In the event of a division of the Liquidating Trust into separate trusts, all references in the Plan to the Liquidating Trust shall be deemed to be references to Liquidating Trust A and Liquidating Trust B. The assets transferred to the Liquidating Trust or Trusts shall not revert to the Surviving Corporation.

     The Liquidating Trust shall be established immediately after Confirmation and prior to the Closing and, after its establishment, it will be responsible for all fees, costs and expenses of storing, securing, moving or handling the Trust Assets, and will indemnify and hold harmless the Surviving Corporation from all fees, costs and expenses for storing, securing, moving or handling such Trust Assets, including without limitation, the cost of reasonable rent and reimbursement of expenses to be paid to Surviving Corporation for the use of any location or warehouse of Surviving Corporation to store, secure, move or handle any of the Trust Assets following the Closing, provided Surviving Corporation has been asked to perform such services and has agreed to do so. The Surviving

Corporation shall only be liable for any damages caused to such Trust Assets by the Surviving Corporation's gross negligence, and only to the extent not covered by customary insurance to be maintained by the Liquidating Trust for such Trust Assets. Any expenses charged by the Surviving Corporation to the Liquidating Trust shall not be in excess of the actual costs incurred by Surviving Corporation.

                              THE LITIGATING TRUST

     All causes of action based on alleged preference claims, fraudulent conveyance and all other causes of action upon confirmation of this Plan, shall be vested in a Litigating Trust, the beneficiaries of which shall be the OUCC allowed unsecured claims in Class 7 and Bank. The net proceeds from collection of these causes of action shall be paid 66.67% to Bank and 33.33% to the Allowed Claims in Class 7 (excluding the Bank's Class 7 Claim). Prior to confirmation, upon written request of the beneficiaries of the Litigating Trust and at the expense of the Litigating Trust, counsel for the Debtors, may commence actions to prosecute the causes of action. Immediately upon entry of the Confirmation Order, and prior to the Closing, the Debtors will convey all alleged preference claims, fraudulent conveyance claims, and all other causes of action, whether or not litigation has been commenced, to the Litigating Trust. In the event that the beneficiaries of the Litigating Trust do not ask counsel for the Debtors to commence prosecution of these claims before the confirmation hearing, the potential causes of action will be transferred to the Litigating Trust. Upon entry of the Confirmation Order, any litigation, or unfiled causes of action shall be assigned to the Trustee of the Litigating Trust. The Litigating Trust documents will be drafted by the Debtors and the beneficiaries of the Trust, and will be filed as an addendum to the Disclosure Statement.

                      THE DS&P AGREEMENT AND PLAN OF MERGER

     The disposition of the balance of the Debtors' assets as shown in the Debtors' Disclosure Statement, and as outlined above, shall be determined in accordance with the terms of the DS&P Agreement and Plan of Merger. A copy of the DS&P Agreement and Plan of Merger is attached to the Disclosure Statement and incorporated into this Plan by reference. The DS&P Agreement and Plan of Merger is a complex and complicated document.

     Debtors seek Bankruptcy Court approval of the DS&P Agreement and Plan of Merger and creditors and interest holders are directed to the DS&P Agreement and Plan of Merger to review its precise terms. The following is only an illustrative summary of the DS&P Agreement and Plan of Merger. Where the summary herein differs from the terms of the DS&P Agreement and Plan of Merger, the language of the DS&P Agreement and Plan of Merger controls. All remaining assets of the Debtors not conveyed to the Litigating Trust and Liquidating Trust will be dealt with as shown below.

     Martin has executed the DS&P Agreement and Plan of Merger with Acquisition. Pursuant to the DS&P Agreement and Plan of Merger, on the Closing Date DS&P shall capitalize Acquisition with $10,000,000 and the Debtors shall have arranged for a revolving line of credit and term loan satisfactory to DS&P and Acquisition. DS&P will acquire all of the stock of Surviving Corporation for cash through a reverse subsidiary merger of Acquisition with and into Martin. The separate corporate existence of Acquisition shall then cease and Surviving Corporation shall be the corporation surviving the Merger. GECC has given the Debtors a non-binding commitment letter to provide the requisite revolving line of credit and term loan facility in the amount of approximately $14,000,000.

     The DS&P Agreement and Plan of Merger and this Plan contemplate that the Merger described above shall make available, for creditor recoveries, the $10,000,000 which is the DS&P Capital Contribution to Acquisition together with approximately $14,000,000 New Debt Financing contemplated through the GECC credit facilities and Cash on Hand in Martin on the Effective Date. From this the following should be subtracted:

     - Availability Reserve which is the sum of $2,400,000 plus the Assumed Liabilities which are estimated for purposes of this Plan at $3,200,000. This sum therefore is estimated to aggregate approximately to $5,600,000

     -    Tax Liability  Reserve of up to $1,750,000 in the aggregate

     -    Purchase Price Adjustment Reserve of $2,500,000

     - Monies, if any, needed to pay James Martin and the Trustee of the 401(K) Plan pursuant to Section 2(f)(ii) of the DS&P Agreement and Plan of Merger.

     Subject to certain conditions, some or all of the Tax Liability Reserves and Purchase Price Adjustment Reserves may be retained by the Plan Administrator and available for distribution to creditors. Bank retains its liens on the Tax Liability Reserve and the Purchase Price Adjustment Reserve, subject to the obligations of the Plan Administrator to make payments from such reserves pursuant to the Plan Administrator Agreement, in which case the Bank lien shall be automatically released.

     Terms of the GECC commitment letter include:

     - Secured by all assets of Surviving Corporation (i.e., cash, accounts receivable, inventory and fixed assets)

     -    Interest rates:

     -    Line of Credit: LIBOR plus 2.25% (or Prime plus 0.75%)

     -    Term Loan: LIBOR plus 3.00% (or Prime plus 1.50%)

     -    Term: 3 years

     -    Amortization: term loan only - five years

     The Debtors  estimate  that,  through the  aggregation  of the DS&P Capital
Contribution and the contemplated GECC New Debt Financing, the funds available to the Debtors will be approximately $24 million. Together with anticipated Cash on Hand of $1 million, the Debtors estimate that there would then be approximately $25 million of aggregate cash sources to fund the Plan at confirmation, and there is anticipated to be a range of approximately $15 to $18 million available for pre-petition creditor payments under the Plan.

     The DS&P Agreement and Plan of Merger and this Plan of Reorganization contemplate that a portion of the Final Purchase Price not otherwise reserved in the Tax Liability Reserve and/or set aside to pay costs and fees of the Plan Administrator shall be used by the Plan Administrator in satisfaction of all claims against the Debtors, and that Surviving Corporation shall have no liability whatsoever, post-confirmation, for any claims other than the Assumed Liabilities and the fourth quarter U. S. Trustee fees. Bank retains its liens on the assets in the Liquidating and Litigating Trusts, and the $1,750,000 Tax Liability Reserve and the $2,500,000 Purchase Price Adjustment Reserve, while in the possession of the Plan Administrator until distributions from those reserves are made.

     DS&P has not made any downpayment on the Capital Contribution, and there is no "break-up" fee owed to DS&P in the event of an overbid or the transaction otherwise failing to close. DS&P may be entitled to up to $500,000 in reimbursed expenses.

     Concurrently with payment to the Bank of the Preliminary Purchase Price at the Closing, Bank will release its liens on the assets of the Debtors and Surviving Corporation.

     DS&P has imposed certain conditions to consummation, or pre-closing covenants, which include:

     - No Material Adverse Change, as shown on page 5 of the DS&P Agreement and Plan of Merger;

     -    Receipt of New Debt Financing  acceptable to DS&P;

     -    The Confirmation Order shall become a Final Order;

     - Employment contracts with certain senior operating managers be reached with Martin, which will include equity incentives. Management of the Debtor will continue to receive salaries at the approximate amounts paid during the bankruptcy and will be entitled to certain potential bonuses if the Surviving Corporation achieves certain targets after the Effective Date.

     - If prior to Closing, (i) an audit is commenced by any taxing authority, a Tax or adjustment is asserted by any taxing authority, or an error is discovered relating to any Tax Return that was or should have been filed by Martin for which the statute of limitations is not closed and the maximum amount of Tax that Debtors or the Surviving Corporation could owe as a result thereof is less than $750,000 or
          (ii) the Closing Basis is $28,000,000 or more, then the representations and warranties in Section 4(k) of the DS&P Agreement and Plan of Merger shall be deemed not to have been breached, and the Tax Liability Reserve will be increased as provided in the DS&P Agreement and Plan of Merger.

     The funds available for distributions are as shown above. Deductions shall be made from the total infused DS&P Capital Contribution and New Debt Financing for a) Tax Liability Reserves, b) certain incremental tax liability reserves, c) certain purchase price adjustment reserves of $2,500,000, and held by the Plan Administrator pending resolution of those adjustments, d) reserves to pay the Plan Administrator in the amount of $25,000, and e) amounts, if any, needed to pay James F. Martin and the Trustee of the 401(K) Plan pursuant to Section 2(f)(ii) of the DS&P Agreement and Plan of Merger. These funds shall be held in an interest bearing account by a Plan Administrator to be appointed under the terms of this Plan by the Bankruptcy Court. The initial Plan Administrator shall be proposed by Debtors to the Court on or before the hearing to approve the Disclosure Statement in these Cases. The compensation to be paid to the Plan Administrator shall be approved by the Bankruptcy Court and paid from the Preliminary Purchase Price and the Final Purchase Price.

     The Plan Administrator shall distribute the Preliminary Purchase Price in accordance with the Plan and the DS&P Agreement and Plan of Merger. The Plan Administrator shall not have the authority to engage in active trade or business. The Plan Administrator may retain such personnel or professionals (including, without limitation, legal counsel, financial advisors or other agents) as it deems necessary and compensate such professionals from the Preliminary Purchase Price. The Surviving Corporation, Debtors, Bank, OUCC, and the Plan Administrator shall enter into a Plan Administrator Agreement which shall be approved by the Bankruptcy Court. The Plan Administrator shall have the powers and duties specified in the Plan Administrator Agreement, which shall fully incorporate all the terms and conditions relating to distributions made by the Plan Administrator set forth in the DS&P Agreement and Plan of Merger and be approved by the Bankruptcy Court and be satisfactory to DS&P. In addition, the Availability Reserve in the amount of $2,400,000 and the Assumed Liabilities will be set aside to be held in the Surviving Corporation, and not held by the Plan Administrator.

     Payments for claims shall be made by the Plan Administrator pursuant to the terms of this Plan, particularly Article III herein, and the Confirmation Order.

     The Plan Administrator shall create a Tax Liability Reserve out of the Preliminary Purchase Price and shall hold the funds in the Tax Liability Reserve until all payments required to be made thereunder are made in accordance with this Paragraph and DS&P Agreement & Plan of Merger. The following items must be paid out of the Tax Liability Reserve: (A) all reasonable fees and expenses associated with the determination of any Tax, including, but not limited to, costs of preparation of any Tax Returns, determining any Tax liability or item on a Tax Return, or defending any position taken on a Tax Return, (B) any unpaid Tax liabilities shown on any Tax Return for all periods ending on or prior to the Closing, (C) any other Taxes owed by the Surviving Corporation attributable to actions of Martin or its subsidiaries on or prior to the Closing (including, without limitation, any Taxes attributable to the transfer of the Trust Assets),
(D) any Taxes owed by the Surviving Corporation for any period after Closing as a result of a breach of the representations in Sections 4(k) or 4(dd) of the DS&P Agreement and Plan of Merger, and (E) any amounts owed to the Surviving Corporation under Section 5(o)(ii) of the DS&P Agreement and Plan of Merger (sub-Sections (A)-(E) collectively shall be referred to as the "Tax Liability"). Upon the final determination of any Tax for any period ending on or prior to Closing, the Plan Administrator shall pay over to the Surviving Corporation (i) the amount of such finally determined Tax (and the expenses incurred in connection therewith) to enable the Surviving Corporation to pay such Tax within 5 business days of Surviving Corporation's request therefore and (ii) within 5 business days of such request an amount equal to the amount described in 5(o)(ii) of the DS&P Agreement and Plan of Merger. Within 30 days of the later of (y) the period referred to in the preceding sentence or (z) 60 days after the expiration of the 3 year statute of limitations (plus any extension of the statute of limitations agreed to by Martin or the Surviving Corporation), the Surviving Corporation shall make a final determination with respect to (A) any breaches of Sections 4(k) or 4(dd) of the DS&P Agreement and Plan of Merger or
(B) any payment due under Section 5(o)(ii) of the DS&P Agreement and Plan of Merger as a result of any basis reduction that would result from any such breach and notify the Plan Administrator of such findings. The Plan Administrator shall promptly pay to the Surviving Corporation the amount determined by the Surviving Corporation sufficient to reimburse the Surviving Corporation for breaches of Sections 4(k) or 4(dd) of the DS&P Agreement and Plan of Merger or payment due under Section 5(o)(ii) of the DS&P Agreement and Plan of Merger. Anytime before 60 days after filing the Surviving Corporation's Tax Return for the year ending December 31, 2000, the Surviving Corporation may notify the Plan Administrator that its Closing Basis for its assets for Federal income tax purposes is less than $32,188,276, and within 5 business days of receiving such notice, the Plan Administrator shall pay to the Surviving Corporation any amounts owed under
Section 5(o)(ii) of the DS&P Agreement and Plan of Merger. If the Plan Administrator disputes the findings of the Surviving Corporation, then the dispute shall be resolved in accordance with the same procedures set forth in Sections 2(e)(iii) and (iv) of the DS&P Agreement and Plan of Merger.

     The DS&P Agreement and Plan of Merger, as well as the Bankruptcy Code itself, contemplate the capacity of other parties to engage in bidding for the Debtors-in-Possession. The Debtors have moved for and the Bankruptcy Court has entered a Consent Order Approving Bidding Procedures and Reimbursement Fee. A copy is attached hereto. Other creditors or parties may have the opportunity to enter into a Competing Transaction with Debtors. A Competing Transaction must meet the criteria shown in the attached Order.

     DS&P is entitled to a reimbursement fee as outlined in Section 5(g)(ii) of the DS&P Agreement and Plan of Merger, which reimbursement shall not exceed $500,000. Such reimbursement fee shall be paid in accordance with the provisions of the Order Approving Bidding Procedures and the reimbursement of fees entered by the Bankruptcy Court.

     A separate motion to approve bidding procedures and reimbursement fee has been filed and a copy of such motion and Order is attached to the Disclosure Statement. A separate motion to approve the GECC commitment letter and fees associated therewith has been filed and a copy of such motion and Order is attached to the Disclosure Statement.

     Prior to Confirmation, Debtors shall negotiate employment agreements with certain key employees as shown in paragraph 5(k) of the DS&P Agreement and Plan of Merger. Certain employees may be entitled to participate in the 2000 Phantom Stock Plan.

     No payments will be made prior to the Closing Date. The determination of Administrative Claims and Tax adjustments shall be made at the earliest practical time.

     After the Closing, the Plan Administrator shall file, as soon as proper and appropriate, a final report showing substantial consummation has occurred and close the bankruptcy case. No liabilities for Claims shall remain with the Surviving Corporation after the Closing and after emergence from bankruptcy, except for Assumed Liabilities and Tax Liabilities and fourth quarter 2000 U. S. Trustee fees. The Surviving Corporation shall provide information necessary to supplement the reports filed by the Plan Administrator.

                                   ARTICLE III

     Classification of Creditors And Parties in Interest and the Provisions of Treatment of Each Class of Creditor and Party in Interest Dealt With by the Plan

     Class 1 - Bank of America: The Bank's claims are impaired and secured. The Bank timely filed four claims (the "Bank Claims") as follows:

             Claim No. 285 in the amount of $21,005,773.93 filed March 10, 1999. This claim is an Allowed Claim and is evidenced by the Third Amended and Restated Term Loan Promissory Note dated June 2, 1998 in the principal amount of $20,471,030.25 (the "Term Loan").

             Claim No. 277 in the amount of $ 29,755,683.12 filed March 10, 1999. This claim is an Allowed Claim and is evidenced by the Fourth Amended and Restated Revolving Credit Promissory Note dated June 2, 1998 in the principal amount of $30,000,000 (the "Revolver Loan").

             Claim No. 328 in the amount of $4,489,112.20 filed March 10, 1999. This claim is an Allowed Claim and is evidenced by the Amended and Restated 1997 Term Loan Promissory Note dated June 2, 1998 in the principal amount of $4,461,111.12 (the "1997 Term Loan").

             Claim No. 329 in the amount of $ 2,606,803.05 filed March 10, 1999. This claim is an Allowed Claim and is evidenced by the Renewal Overline Promissory Note dated June 2, 1998 in the principal amount of $4,000,000 (the "Overline Loan") (the Term Loan, the Revolver Loan, the 1997 Term Loan, and the Overline Loan are together the "Loans" and total $57,857,372.30 as filed).

     The Loans are secured in part by the following security documents granting the Bank first priority perfected liens on the collateral described therein: (a) the Mortgage and Security Agreement dated July 14, 1994 and recorded in the Edgefield County Register of Deeds in Book 473 at Page 135; (b) the Mortgage and Security Agreement dated July 14, 1994 and recorded in the Edgefield County Register of Deeds in Book 473 at Page 136; (c) the Mortgage and Security Agreement dated July 14, 1994 and recorded in the Sumter County Register of Deeds in Book 605 at Page 1329; (d) the Mortgage and Security Agreement dated July 14, 1994 and recorded in the Laurens County Register of Deeds in Book 426 at Page 1; (e) the Mortgage and Security Agreement dated July 14, 1994 and recorded in Elkhart County, Indiana in location 94-018451; (f) the Security Deed, Security Agreement and Assignment of Leases dated July 14, 1994 and recorded in Whitfield County, Georgia in Book 2530 at Page 62; (g) the Assignment of Leases dated July 14, 1994 and recorded in the Edgefield County Register of Deeds in Book 395 at Page 149; (h) the Assignment of Contracts dated July 14, 1994; and (i) the Security Agreements dated July 14, 1994 (together with the Note which evidences the Loan and all other related documents, the "Loan Documents").

     The Loans held by the Bank are secured by a valid, first priority perfected security interest in all machinery, equipment, furniture, inventory, accounts receivable, work in process, general intangibles, and such fixtures and real property as described in the Loan Documents, together with the proceeds thereof. The Bank also was granted a post-petition replacement lien on all pre-petition and post-petition assets of the Debtor as part of the adequate protection in the Cash Collateral Orders described in the Disclosure Statement.

     As of March 24, 2000, the Bank has received from the Debtors adequate protection payments under the Cash Collateral Orders described in the Disclosure Statement. In addition, the Bank received $6,000,000 from the sale of the assets in the Buchanan case. The Debtors shall make weekly payments as provided in the Cash Collateral Order to the Bank on Wednesday of each week through the Closing or the closing on any Competing Transaction. It is estimated that the Bank's total claim as of June 30, 2000 (assuming all adequate protection payments are made) will be approximately $48,000,000.

     The Bank will receive from the Final Purchase Price (which Final Purchase Price shall be increased by Cash on Hand and 100% of the amount by which the Competing Transaction or overbid ultimately approved by the Bankruptcy Court, if any, exceeds the Final Purchase Price) the following: the Final Purchase Price, less (A) the amount paid out of the Tax Liability Reserve by the Plan Administrator (if applicable); (B) all claims under paragraph 2 (f) (ii) of the DS&P Agreement and Plan of Merger (if applicable), (C) Professional Fees set forth in Class 2, (D) Administrative Claims in Class 3 which are not Assumed Liabilities, (E) the amount paid out of the Purchase Price Adjustment Reserve of $2,500,000 by the Plan Administrator to the Surviving Corporation (if applicable), (F) Unsecured Creditors Net Proceeds (as defined hereinbelow) paid to the unsecured creditors as set forth in Class 7, which funds would otherwise be paid to the Bank (the "Bank Claim Payment"), and (G) Fees and costs of the Plan Administrator in the amount of $25,000 from the Preliminary Purchase Price.

     The Surviving Corporation shall not be responsible for the fees and expenses of the Plan Administrator.

     The Bank Claim Payment shall be disbursed on the Effective Date from the Preliminary Purchase Price directly at Closing and as set forth herein. The Bank is obligated to release its liens on the assets of Surviving Corporation on the Closing Date. The Bank shall retain its first priority perfected lien on the proceeds of the Closing distributed to the Plan Administrator, subject to the obligations of the Plan Administrator to distribute those funds pursuant to this Plan. In order to provide the Bank and OUCC with as much information as possible on June 19, 2000, the Debtors have agreed to provide the Bank and OUCC with the following information available as of May 31, 2000.

     1. Cash on Hand;

     2. Eligible Accounts Receivable (as defined in the draft GECC Loan Agreement or other draft GECC loan document ("the GECC document") that sets forth the description of those accounts receivable on which the Surviving Corporation will be eligible to borrow against at the Closing);

     3. Eligible Inventory (as defined in the GECC document that sets forth the description of the inventory that the Surviving Corporation will be eligible to borrow against at the Closing);

     4. The total amount of Assumed Liabilities as of that date;

     5. Estimated Closing Basis as of that date;

     6. Estimated Tax Liability as of that date;

     7. Estimated payments due to Class 2, Class 3 and Class 6 Claimants under the Plan; and

     8. Estimated payments to the Plan Administrator.

     Upon receipt of this information, the Bank and the Debtor shall agree to the Final Purchase Price and the Preliminary Purchase Price assuming that the Closing occurred on that date (the "Hypothetical Final Purchase Price" and the "Hypothetical Preliminary Purchase Price") for the purpose of assisting the Bank in determining whether to vote for the Plan. The Bank may file its ballot at the Confirmation Hearing.

     The balance of the Bank Claim Payment shall be immediately paid to the Bank after the payment of all allowed Administrative Claims in Class 3 and all allowed Professional Fees in Class 2 have been paid. The remaining portion of the Bank Claim Payment, consisting of the undisbursed portion of the $1,750,000 Tax Liability Reserve and the $2,500,000 Purchase Price Adjustment Reserve, shall be paid to the Bank upon the release of these reserves as set forth herein and in the DS&P Agreement and Plan of Merger. The Bank's first priority perfected lien on the assets of the Debtors shall continue in the assets until the Closing and in the proceeds from the Closing until the liens are released by the Bank, and shall continue to be a first priority perfected lien on all monies held in both the $1,750,000 Tax Liability Reserve and the $2,500,000 Purchase Price Adjustment Reserve by the Plan Administrator, subject to the Plan Administrator's obligation to pay the Surviving Corporation, at which time the Bank's lien on the Tax Liability Reserve and Purchase Price Adjustment Reserve shall automatically be released and the Bank shall execute the necessary releases.

     In addition to the foregoing, the Bank shall retain its first priority lien on all the assets transferred to the Liquidating Trust which assets shall be transferred to the Liquidating Trust subject only to the Bank's Lien. The Bank shall receive 100% of the net proceeds of the Liquidating Trust until such time as the Bank has received a total of $2,250,000 in proceeds net of expenses from the Liquidating Trust. After such time as the Bank has received a total of $2,250,000 in net proceeds from the Liquidating Trust, the balance of the net proceeds from the Liquidating Trust shall be distributed as follows: 66.7% shall be paid to the Bank and 33.33% shall be paid to the Plan Administrator for the benefit of and for distribution to the unsecured creditors in Class 7.

     The Bank shall receive 66.67% of the net proceeds of the Litigating Trust and the unsecured creditors of Class 7 shall receive 33.33% of the net proceeds of the Litigating Trust. The unsecured creditors in Class 7 and the Bank shall be the only beneficiaries of the Litigating Trust and shall be entitled to distributions therefrom as set forth hereinabove, but the unsecured creditors in Class 7 shall not be entitled to any control over the Litigating Trust assets.

     The Bank shall have all rights set forth in the Litigating Trust document and the Liquidating Trust document, which documents shall be subject to the review and approval of the Bank. The Trustees, subject to the review and approval of the Bank, shall be entitled to make all decisions regarding strategy, settlement, liquidation process, sales price and other such matters.

     All proceeds due to the unsecured creditors in Class 7, whether the Net Proceeds, or proceeds from the Litigating Trust or the Liquidating Trust, will be distributed to the unsecured members of Class 7 by the Plan Administrator or its agent or other party responsible for distribution to the unsecured creditors of Class 7, and in no event shall the Bank be responsible for disbursement of any funds to any unsecured creditors of Class 7.

     Upon the Effective Date, the Bank's unsecured Class 7 claim shall be subordinated to the timely filed and properly scheduled allowed claims in Class 7, solely for the purposes of the distribution of proceeds under Class 7. The Bank's Class 7 claim shall not be subordinate to any late filed unsecured claims. The Bank retains its right to vote its entire unsecured claim on par with all other unsecured creditors. For voting purposes only, it shall be assumed that the Bank will have an unsecured Class 7 claim in the amount of $24,000,000. This number was calculated based on the estimated proceeds from the Closing, the estimated unused balance of the Tax Liability Reserve and the $2,500,000.00 Purchase Price Adjustment Reserve, the estimated proceeds of the Liquidating Trust and the Litigating Trust and the estimated Net Proceeds.

     "Unsecured Creditors Net Proceeds" as used herein, shall be the amount paid to the Plan Administrator for the benefit of the Class 7 unsecured creditors, under the following formula:

     (a) From the first $15,000,000.00 net proceeds received by the Bank from the Closing, the unsecured creditors in Class 7 shall receive -0-;

     (b) From the net proceeds to be received by the Bank from the Closing in the amount in excess of $15,000,001.00 up to a maximum of $15,500,000.00, the unsecured creditors in Class 7 shall receive 100% of such proceeds;

     (c) From the net proceeds to be received by the Bank from the Closing in the amount in excess of $15,500,001.00 up to a maximum of $20,000,00.00, the unsecured creditors in Class 7 shall receive 7.5% of the proceeds and the Bank shall receive 92.5% of the proceeds;

     (d) From the net proceeds to be received by the Bank from the Closing in the amount in excess of $20,000,001.00 up to a maximum of $25,000,00.00, the unsecured creditors in Class 7 shall receive 15.00% of the proceeds and the Bank shall receive 85.00% of the proceeds;

     (e) From the net proceeds to be received by the Bank from the Closing in the amount in excess of $25,000,001.00 up to a maximum of $30,000,000.00, the unsecured creditors in Class 7 shall receive 20.00% of the proceeds and the Bank shall receive 80.00% of the proceeds.

     (f) From the net proceeds to be received by the Bank from the Closing in the amount in excess of $30,000,001.00, the unsecured creditors of Class 7 shall receive 25.00% of the proceeds and the Bank shall receive 75.00% of the proceeds.

     The Unsecured Creditors Net Proceeds is also shown as follows:

Total Net Proceeds                     Amt. Retained     Percent    Total Retained    Amt. Released      Percent             Total
  from Merger       `                     By Bank                       By Bank        to Class 7                          Released
(In US Dollars)                                                                                                          to Class 7
                                                                                                                            by Bank

15,000,000 ....................       15,000,000          100%         15,000,000              -0-         -0-                  -0-
15,000,000-15,500000 ..........              -0-          -0-          15,000,000          500,000         100%             500,000
15,500,000-20,000,000 .........        4,162,500        92.50%         19,162,500          337,500         7.5%             837,500
20,000,000-25,000,000 .........        4,250,000           85%         23,412,500          750,000          15%           1,587,500
25,000,000-30,000,000 .........        4,000,000           80%         27,412,500        1,000,000          20%           2,587,500
30,000,000+ ...................                           75%          27,412,500+                          25%           2,587,500+

In consideration for the Bank's agreement to release the Unsecured Creditors Net Proceeds from funds that would otherwise be paid to the Bank, the OUCC hereby unconditionally and irrevocably releases, waives, discharges and acquits the Bank, its participants, respective subsidiaries, and affiliates, and its respective past and present officers, directors, shareholders, agents, insurers, attorneys and employees of and from any and all claims or causes of action of any king whatsoever which the OUCC has or might have, known or unknown, now existing or that may hereafter arise, directly, indirectly, derivatively, on behalf of the Class 7 unsecured creditors or which is otherwise attributable to or in any way related to any transaction under or contemplated by the loan documents between the Debtors and the Released Parties (the "Loan Documents"), including but not limited to any act or omission of any Released Party in the administration of any loan from Bank to the Debtors. [Bank releases and waives all claims against the Debtors and its employees, agents and Designated Professionals, and the Surviving Corporation and its employees and agents as of the Effective Date, as set forth in Article VIII of this Plan.]

     Class 2 - Fees for Designated Professionals for the Debtors: This class is unsecured and unimpaired. This class consists of the Designated Professionals, who are the various professionals retained by the Debtors and approved by the Bankruptcy Court. Their fees up through the Closing Date shall be paid, only after notice to creditors and entry of an Order Approving Fees by the Bankruptcy Court. The Designated Professionals retained by the Debtors are as follows:
Robinson,  Barton,  McCarthy &  Calloway,  P.A.  as  bankruptcy  counsel for the

Debtors; Sinkler & Boyd, P.A. as securities and transactional counsel for the Debtors; Nexsen, Pruet, Jacobs & Pollard, LLP as ERISA counsel for the Debtors; Elliott Davis & Company as tax accountants for the Debtors; Ouzts, Ouzts & Varn as bankruptcy accountants for the Debtors; and Gordian Group, L.P. as investment banker for the Debtors. All of these professionals have previously filed fee applications in the case and have been paid pursuant to Orders of the Bankruptcy Court. The Debtors estimate that additional fees will be owed by the Debtors to these professionals, which will be paid only after entry of Orders approving said fees by the Court.

     Class 3 - Administrative Claims to Various Taxing Authorities: This class is unimpaired and holds an administrative priority. Debtors will pay this class out of the Capital Contribution and New Debt Financing made under the DS&P Agreement and Plan of Merger or any overbid approved by the Bankruptcy Court. As of this date, the claims in this class are unknown. The Debtors estimate that the claims in this class will be paid out of the Availability Reserve established under the Plan.

     Class 4 - Lease Assumption Claims: This class is unimpaired and unsecured. As of the filing of this Plan and the prospective date of Confirmation. Debtors are parties to certain leases and Executory Contracts. These leases, some on real property and some on personal property, are in a current status. Under the Debtors' Plan, all leases will be rejected unless explicitly assumed. Where a lease or Executory Contract is assumed, regular continuing payments as provided for in the leases or contracts will be made. Debtors will assume those leases shown in the Disclosure Statement. The Debtors estimate that there are potential damage rejection claims in the amount of $-0-. These Claims, if any, will be treated as Class 7 unsecured claims. Any arrearage due on assumed contracts will be paid at or prior to Closing as an Administrative Claim.

     Class 5 - United States Trustee Fees: As described elsewhere in this Plan, this class is unimpaired and entitled to an administrative priority and its claims through the Closing Date are an Assumed Liability. Debtors have made all payments to date, and will continue to pay all payments as due under 28 U.S.C. ss.1930 through the end of the quarter during which the Effective Date occurs. The Surviving Corporation shall pay the fourth quarter 2000 quarterly fees. The Plan Administrator will move to close the case by the end of the fourth quarter 2000.

     Class 6 - Fees for Counsel for the OUCC: This class is unsecured and unimpaired. This class consists of counsel for the OUCC. This class will be paid only after entry of Orders approving fees for which application has been made after notice to creditors.

     Class 7 - General Unsecured Claims: This class is impaired and unsecured. This class consists of approximately 831 creditors plus any rejection claims. This number is derived from adding all creditors who were shown on the Debtors' original schedules, the Debtors' revised schedules, or those who filed proofs of claim in the case. Some of the claims are duplicates, and some of the claims are from creditors to whom the Debtors believe they owe no money. Approximately $11,000,000 in unsecured proofs of claim were filed in this case. The Debtors scheduled a lower amount. The claims objection which is attached as an exhibit to the Disclosure Statement and which has been separately filed proposes that unsecured creditors' claims be allowed in the approximate amount of $8,885,000. The Debtors anticipate that most of the claims objections will be resolved before the confirmation hearing. In any event, the allowed claims for unsecured creditors will be between the ranges shown. The Debtors propose to pay this class from three different sources as set forth below.

     First, this class will receive from the Final Purchase Price (which Final Purchase Price shall be increased by Cash on Hand and 100% of the amount by which the Competing Transaction or overbid ultimately approved by the Bankruptcy Court, if any, exceeds the Final Purchase Price) the following (the "Unsecured Creditors Net Proceeds"):

     (a) From the first $15,000,000.00 net proceeds received by the Bank from the Closing, this class shall receive -0-;

     (b) From the net proceeds to be received by the Bank from the Closing in the amount in excess of $15,000,001.00 up to a maximum of $15,500,000.00, this class shall receive 100% of such proceeds;

     (c) From the net proceeds to be received by the Bank from the Closing in the amount in excess of $15,500,001.00 up to a maximum of $20,000,00.00, this class shall receive 7.5% of the proceeds;

     (d) From the net proceeds to be received by the Bank from the Closing in the amount in excess of $20,000,001.00 up to a maximum of $25,000,00.00, this class shall receive 15.00% of the proceeds;

     (e) From the net proceeds to be received by the Bank from the Closing in the amount in excess of $25,000,001.00 up to a maximum of $30,000,000.00, this class shall receive 20.00% of the proceeds;

     (f) From the net proceeds to be received by the Bank from the Closing in the amount in excess of $30,000,001.00, this class shall receive 25.00% of the proceeds.

         The Unsecured Creditors Net Proceeds can also be shown as follows:

Total Net Proceeds                   Amt. Retained     Percent      Total Retained    Amt. Released      Percent           Total
from Merger                              By Bank                        By Bank         to Class 7                        Released
(In US Dollars)                                                                                                          to Class 7
                                                                                                                          by Bank

15,000,000 ....................       15,000,000         100%          15,000,000              -0-         -0-                  -0-
15,000,000-15,500000 ..........              -0-         -0-           15,000,000          500,000         100%             500,000
15,500,000-20,000,000 .........        4,162,500       92.50%          19,162,500          337,500         7.5%             837,500
20,000,000-25,000,000 .........        4,250,000          85%          23,412,500          750,000          15%           1,587,500
25,000,000-30,000,000 .........        4,000,000          80%          27,412,500        1,000,000          20%           2,587,500
30,000,000+ ...................                           75%          27,412,500+                          25%           2,587,500+


     The Unsecured Creditors Net Proceeds as calculated hereunder shall include reimbursements to the Bank out of the Tax Liability Reserve or the $2,500,000 Purchase Price Adjustment Reserve under the DS&P Agreement and Plan of Merger.

     Second, this class will receive 33.33% of the net proceeds distributed from the Liquidating Trust after the Bank has received the first $2,250,000 in net proceeds from the Liquidating Trust.

     Third, this class will receive 33.33% of the net proceeds of the Litigating Trust. The unsecured creditors in Class 7 and the Bank shall be the only named beneficiaries of the Litigating Trust and shall be entitled to distributions therefrom as set forth hereinabove, but the unsecured creditors in Class 7 shall not be entitled to any control over the Litigating Trust assets.

     The Bank shall have all rights set forth in the Litigating Trust document and the Liquidating Trust document, which documents shall be subject to the review and approval of the Bank. The Trustees, subject to the review and approval of the Bank, shall be entitled to make all decisions regarding strategy, settlement, liquidation process, sales price and other such matters.

     All proceeds due to the unsecured creditors in Class 7, whether the Unsecured Creditors Net Proceeds, or proceeds from the Litigating Trust or the Liquidating Trust, will be distributed either by the Plan Administrator or such other party responsible for distribution to the unsecured creditors in Class 7, and in no event shall the Bank be responsible for disbursement of any funds to any unsecured creditors in Class 7.

     Upon the Effective Date, the Bank's unsecured Class 7 claim shall be subordinated to the timely filed and properly scheduled allowed claims in Class 7, solely for the purposes of the distribution of proceeds under Class 7. The Bank's Class 7 claim shall not be subordinate to any late filed unsecured claims. The Bank retains its right to vote its entire unsecured claim on par with all other unsecured creditors. For voting purposes only, it shall be assumed that the Bank will have an unsecured Class 7 claim in the amount of $24,000,000. This number was calculated based on the estimated proceeds from the Closing, the estimated unused balance of the Tax Liability Reserve and the $2,500,000 Purchase Price Adjustment Reserve, the estimated proceeds of the Liquidating Trust and the Litigating Trust and the estimated Net Proceeds.

     The Bank and Debtors shall also receive a full release and waiver of all claims against the Bank and Debtors by the OUCC, in a form satisfactory to Bank and Debtors.

     In the event that all of Debtors' objections to claim are successful, the sources of payment set forth hereinabove are expected to result in less than 10% of the total dollar amount of the unsecured claims being paid, and in the event that none of Debtors' objections to claim are successful, it will result in approximately 5% of the total dollar amount of the unsecured claims being paid. These three types of payments will be treated as payment in full to this class. In the event that Bank is paid in full as a Class 1 creditor, it will not participate in distributions for Class 7.

     Class 8 - Claims of Interest of the Debtors, Including holders of Options, Warrants, Common Stock, Preferred Stock, Stock Appreciation Rights, or Rights to Acquire Martin Shares Prior to the Effective Time : This class is not a class of creditors, but is a class of interests. The interests of this class will be extinguished upon the Effective Date.

     Class 9 - All Creditors in the Buchanan Case Who Have Not Filed Proofs of Claim in the Martin Case: This class is impaired and unsecured. Martin does not believe that it has any obligation to the creditors in the Buchanan case. Approximately 79 of the 225 creditors in that case have filed proofs of claim in the Martin case. Total claims in the Buchanan case are in the approximate amount of $3,700,000. All of the creditors in the Buchanan case have received notice of the Martin Plan. The Martin Plan proposes $-0- in payments to this class. Any claim by Buchanan creditors against Martin or Buchanan or Star is extinguished under this Plan.

     Class 10 - Employee Claims: The Surviving Corporation shall assume and pay for all claims for wages and vacation which were incurred after November 16, 1998. These claims, if any, are included in the Assumed Liabilities. All other Employee Claims not otherwise classified and provided for in this Plan shall be extinguished.

                                   ARTICLE IV
                      Feasibility of Plan of Reorganization

     The Debtors' Plan is clearly feasible in that all funds necessary to fund the Plan will be infused by Confirmation or be available for distribution at Closing and from payments from the Liquidating and Litigating Trusts following Closing. The result of the Debtors' Plan, upon Confirmation, will be to transfer those certain assets enumerated in this Plan to the Liquidating Trust, to transfer those assets shown under this Plan to the Litigating Trust, and to retain all other assets in the Debtors, which, after the DS&P Agreement and Plan of Merger is consummated, will hold those assets free and clear of all claims, encumbrances and liabilities presently owed by Martin Color-Fi, Inc. or Star Fibers Corp. or Buchanan Industries, Inc. Funds lent under the New Debt Financing and Capital Contribution under the DS&P Agreement and Plan of Merger are sufficient to pay the claims as shown under the Plan, and feasibility is therefore demonstrated.

                                    ARTICLE V

                    Status of the Debtors After Confirmation

     After Confirmation of this Plan, the assets of Surviving Corporation, including any and all lease rights and contract rights shall consist of substantially the same assets as exist on the date of this Plan, except for those specific assets that are conveyed by this Plan to creditors or the Liquidating Trust or Litigating Trust and those leases and contracts which are rejected, and will include those assets shown in the DS&P Agreement and Plan of Merger, and described in the Debtors' Disclosure Statement.

     From and after confirmation of this Plan, the Surviving Corporation shall not be liable for and shall be exonerated from any and all claims, including those not filed by a creditor or claimant of interest against the Debtors prior to the Bar Date set by this Court. The Debtors and the Surviving Corporation shall pay to the Plan Administrator the Final Purchase Price to pay only those liabilities and obligations set forth in Article III of this Plan, and only those that have been allowed or modified pursuant to this Plan, or pursuant to claims objections filed and determined subsequent to confirmation of this Plan. As noted hereinabove, the Debtors, Bank, OUCC, and the Plan Administrator retain the right to object to claims subsequent to confirmation, except for the Bank's claim.

     Any defaults whatsoever, with respect to any indebtedness or obligations, which are or may be based on events, facts or occurrences taking place on or before the date of Confirmation, shall be deemed to have been waived and shall not thereafter be a basis for the exercise by any person for any right or remedy whatsoever, as a creditor or claimant against the Debtors or the Surviving Corporation.

                                   ARTICLE VI

              Treatment of Executory Contracts and Unexpired Leases

     A. Assumptions.

     Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with this Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will reject each executory contract and unexpired lease entered into by the Debtors prior to the Petition Date that has not previously
(a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to Section 365 of the Bankruptcy Code, and as shown in Exhibits to the Disclosure Statement. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in this Section, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

     B. Cure of Defaults in Connection with Assumption.

     Any monetary amounts by which each contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to
Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors or Surviving Corporation: (a) by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

     If there is a dispute regarding:

     (i) the amount of any cure payments; (ii) the ability of Surviving Corporation to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a final order resolving the dispute and approving the assumption.

     C. Rejections.

     Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will reject each and every Executory Contract and unexpired lease not listed on the "Assumption Schedule" to the Disclosure Statement, or not listed in the Assumption Schedule; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Hearing, to amend such schedule to delete or add any executory contract or unexpired lease listed therein, thus providing for its rejection or assumption, as the case may be. Each rejected contract and lease not listed on the Assumption Schedule to the Disclosure Statement will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

     D. Bar Date for Rejection Damages.

     If the rejection of an executory contract or unexpired lease pursuant to the preceding Section gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, Surviving Corporation, their successors or properties unless (a) a Stipulation of Amount and Nature of Claim has been entered into with respect to the rejection of such executory contract or unexpired lease or (b) a proof of claim is filed and served on the Debtors and counsel for Debtors thirty days after the Confirmation Hearing or such earlier date as established by the Bankruptcy Court.

                                   ARTICLE VII

                                  Jurisdiction

     7.1 Retention of Jurisdiction. The Court shall retain exclusive jurisdiction over the Surviving Corporation, its property, and all other parties appearing in the Case as provided by this Plan or by Order of the Court. The Court may authorize the Debtors to examine, copy and produce the Debtors' books, records and papers for the purposes of (i) determining all claims that have been asserted against the Debtors, or the Debtors' estate; and (ii) carrying out and giving effect to any and all provisions of the Plan and the Order Confirming Plan; and the Court shall retain jurisdiction as provided in the Bankruptcy Code until entry of the final decree discharging the Debtors in the Case.

     7.2 Prosecution and Defense of Claims. The Litigating Trust shall retain full power after the Effective Date to prosecute any causes of action or proceedings, which are assigned to the Litigating Trust by the Plan. The Litigating Trust may use the services of an attorney and accountants in the prosecution of such claims, and shall have full power, subject to the approval of the Court, to employ, retain and replace special counsel to represent it in the prosecution of any action, and to discontinue, compromise, or settle any action or proceeding, or adjust any claim. The net proceeds received from any such litigation by the Litigating Trustee shall be distributed 66.67% to Bank and 33.33% to Class 7 claimants (excluding the Bank as the holder of the unsecured claim).

     7.3 Retention of Bankruptcy Court Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over the Cases after the Effective Date, including, without limitation, jurisdiction to:

     (i) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any claim of creditors or claim of interest, including the resolution of any request for payment of any administrative claim, the resolution of any objections to the allowance or priority of claims and the resolution of any dispute as to the treatment necessary to reinstate a claim pursuant to the Plan;

     (ii) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan;

     (iii) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which either of the Debtors is a party or with respect to which either of the Debtors may be liable, and to hear, determine and, if necessary, liquidate any claims arising therefrom;

     (iv) Ensure that distributions to holders of allowed claims or allowed interests are accomplished pursuant to the provisions of the Plan;

     (v) Decide or resolve any motions, adversary proceedings, contested or liquidated matters and any other matters and grant or deny any applications involving the Debtors or Surviving Corporation that may be pending on the Effective Date;

     (vi) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

     (vii) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, or the resolution of any litigation either filed by the Debtors or by the Litigating Trustee after assignment to the Litigating Trust under the Plan, or any disputes or controversies arising in connection with the Liquidating Trust or the Litigating Trust, including the release and injunction provisions as set forth in and contemplated by the Plan and the Confirmation
Order, or any entity's rights arising under or obligations incurred in connection with this Plan or the Confirmation Order.

     (viii) Subject to any restrictions or modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify this Plan before or after Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code.

     (ix) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

     (x) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

     (xi) Determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, specifically including the Liquidating Trust and the Litigation Trust, except as otherwise provided in this Plan; and

     (xii) Enter an Order Closing the Cases.

     7.4 Objections to Claims and Authority to Prosecute Objections; Claims Resolution.

     Except as otherwise provided herein and except as otherwise ordered by the Bankruptcy Court after notice and a hearing, objections to Claims, including without limitation Priority and Administrative Claims, shall be filed and served upon the holder of such Claim or Priority and Administrative Claim no later than the later of (a) 60 days after the Effective Date, and (b) 60 days after a proof of claim or request for payment of such Claim is filed, unless this period is extended by the Bankruptcy Court; such extension may be granted on an ex parte basis without notice or hearing. From and after the Confirmation Hearing but prior to Closing, the Debtors may settle or compromise any disputed Claim of a Creditor without approval of the Bankruptcy Court. From and after the Effective Date, the Plan Administrator may settle or compromise any disputed Claim of a Creditor without approval of the Bankruptcy Court.

                                  ARTICLE VIII

                          Effects of Plan Confirmation

     A. Discharge of Debtors and Injunction.

     The effects of the Plan as it relates to all Creditors shall include the following:

     (i) all Martin Shares issued and outstanding or authorized, all options, warrants, stock appreciation rights, or rights to acquire Martin Shares prior to the Effective Time (other than the right of Acquisition to convert its shares of the Surviving Corporation) shall be canceled;

     (ii) the Final Purchase Price shall be used to fully satisfy creditors of the Debtors including without limitation all pre-petition liabilities, all administrative and post-petition claims, liabilities or expenses such as any fees owed to Gordian Group, attorneys fees for Martin and its Subsidiaries and the creditors' committee, any other professional fees such as those of accountants, auditors, investment bankers and any similar fees, any fees for substantial contribution to the case, unless any such amount is expressly included in the calculation of Assumed Liabilities;

     (iii) a Plan Administrator shall be appointed to distribute funds as provided for in this Plan and the DS&P Agreement and Plan of Merger.

     (iv) distributions to creditors of Martin and its Subsidiaries shall be restricted in the manner set forth in Section 2(f) of the DS&P Agreement and Plan of Merger until all Administrative Claims are filed and resolved and Tax Liabilities are finally determined;

     (v) other than the Assumed Liabilities and U. S. Trustee fees for the fourth quarter 2000, all liabilities and indebtedness of Martin and its Subsidiaries to the fullest extent permitted by law will be discharged by the Bankruptcy Court as against Martin and its Subsidiaries and the Surviving Corporation including, but not limited to, any penalties, fines, claims, or liabilities of any kind assertable or asserted against Martin or its Subsidiaries as a direct or indirect result of either:

     (A) any operations by or business conducted by Martin or its Subsidiaries, or any interest of Martin or its Subsidiaries, directly or indirectly, in any real property previously owned or operated by Martin or its Subsidiaries, including, without limitation, those properties situated, or any business conducted, at any of the following locations: 217 Star Road, Edgefield, Edgefield County, South Carolina; 3358 Carpet Capital Drive, Dalton, Georgia; 52948 Glenview Drive, Elkhart, Indiana; Pensacola, Florida; and any location other than a location to be owned or operated by the Surviving Corporation; or

     (B) any failure of Martin or its Subsidiaries, before the date of this order, to obtain or maintain any permit or license necessary under any environmental law, to make any governmental filing required by any environmental law (including, without limitation, any filing required by any law concerning emergency planning), or to comply with any environmental law.

     (vi) all assets of Martin included on the Most Recent Balance Sheet (that have not been assigned to the Liquidating Trust or the Litigating Trust or used or sold in the Ordinary Course of Business) will be vested in the Surviving Corporation free and clear of all claims, liens, pledges or encumbrances of any nature whatsoever, to the fullest extent possible under Chapter 11 of the United States Bankruptcy Code;

     (vii) the commencement or continuation of any action, the employment of any process, or any act to collect from or offset against the Surviving Corporation or any of its Subsidiaries on account of any claim, interest or lien arising from actions occurring prior to the Closing and which are attributable to the Debtors, other than the Assumed Liabilities, shall be permanently and enjoined and all claims against Martin and its Subsidiaries arising from acts or omissions occurring prior to the Closing and all Administrative Claims (including without limitation, attorneys fees for Martin and the OUCC, any other professional fees such as those of accountants, auditors, investment bankers and any similar fees, any fees for substantial contribution to the case) shall be paid by the Plan Administrator or as provided herein.

     (viii) a provision creating a Tax Liability Reserve out of the Preliminary Purchase Price to be held by the Plan Administrator until all payments required to be made thereunder are made in accordance with this Section and the following items must be paid out of the Tax Liability Reserve: (A) all fees and expenses associated with the determination of any Tax, including, but not limited to, costs of preparation of any Tax Returns, determining any Tax liability or item on a Tax Return, or defending any position taken on a Tax Return, (B) any unpaid Tax liabilities shown on any Tax Return for all periods ending on or prior to the Closing, (C) any other Taxes owed by the Surviving Corporation attributable to actions of Martin or its subsidiaries on or prior to the Closing (including, without limitation, any Taxes attributable to the transfer of the Trust Assets),
(D) any Taxes owed by the Surviving Corporation for any period after Closing as a result of a breach of the representations in Sections 4(k) or 4(dd), and (E) any amounts owed to the Surviving Corporation under Section 5(o)(ii) (sub-Sections (A)-(E) collectively shall be referred to as the "Tax Liability"). Upon the final determination of any Tax for any period ending on or prior to Closing, the Plan Administrator shall pay over to the Surviving Corporation (i) the amount of such finally determined Tax (and the expenses incurred in connection therewith) to enable the Surviving Corporation to pay such Tax within 5 business days of Surviving Corporation's request therefore and (ii) within 5 business days of such request an amount equal to the amount described in 5(o)(ii). Within 30 days of the later of (y) the period referred to in the preceding sentence or (z) sixty (60) days after the expiration of the three (3) year statute of limitations (plus any extension of the statute of limitations agreed to by Martin or the Surviving Corporation), the Surviving Corporation shall make a final determination with respect to (A) any breaches of Sections 4(k) or 4(dd) or (B) any payment due under Section 5(o)(ii) as a result of any basis reduction that would result from any such breach and notify the Plan Administrator of such findings. The Plan Administrator shall promptly pay to the Surviving Corporation the amount determined by the Surviving Corporation sufficient to reimburse the Surviving Corporation for breaches of Sections 4(k) or 4(dd) or payment due under Section 5(o)(ii). Anytime before 60 days after filing its tax return for the year ending December 31, 2000, the Surviving Corporation may notify the Plan Administrator that its Closing Basis (as defined in the next sentence) for its assets for Federal income tax purposes is less than $32,188,276, and within 5 business days of receiving such notice, the Plan Administrator shall pay to the Surviving Corporation any amounts owed under
Section 5(o)(ii). Closing Basis shall mean the sum of (i) Martin's basis for its assets as of the close of business on December 31, 1999 and (ii) net operating loss carryforwards as of January 1, 2000 (each (i) and (ii) as adjusted for the transactions contemplated herein (including without limitation cancellation of indebtedness income and transfers to the Liquidating Trust)). If the Plan Administrator disputes the findings of the Surviving Corporation, then the dispute shall be resolved in accordance with the same procedures set forth in Sections 2(e)(iii) and (iv);

     (ix) any balance remaining in the Tax Liability Reserve, after all payments finally determined and made to Surviving Corporation pursuant to Section 7(b)(x) of the DS&P Agreement and Plan of Merger shall be distributed by the Plan Administrator to creditors in accordance with the Plan;

     (x) all claims of shareholders of Martin, including but not limited to, federal and state securities law violations, if any, will be discharged; and

     (xi) the Surviving Corporation shall be relieved of all liabilities associated with the 401(K) Plan arising from any act or omission occurring on or prior to the Closing, including but not limited to, (a) the 401(K) Plan's purchase or sale of Martin Shares and (b) any other liabilities of Martin in connection with any Martin matching contributions to the 401(K) Plan or investment options involving Martin Shares under the 401(K) Plan and (c) any 401(K) Plan operational defects.

     Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in Sections 502(b), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of claim or proof of interest based on such debt or interest is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (B) a claim or interest based on such debt or interest is allowed pursuant to Section 502 of the Bankruptcy Code or (C) the holder of a claim or interest based on such debt or interest has accepted the Plan; and (ii) all persons shall be precluded from asserting against Surviving Corporation, its successors, or its assets or properties any other or further claims or interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date and which are attributable to Debtors. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all claims against and all debts and liabilities of the Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.

     Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, claim or interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or Surviving Corporation or their successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or Surviving Corporation, or their successors or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or Surviving Corporation, or their successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any person injured by any willful violation of such injunction shall recover actual damages, including costs and attorney's fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

     B. Limitation of Liability.

     Neither the Debtors nor Surviving Corporation, Bank, and the OUCC, nor any of their respective post-petition date participants, employees, officers, directors, Designated Professionals, agents, or representatives, or any professional persons employed by any of them (including without limitation their respective professionals appointed by order of the Bankruptcy Court), shall have any responsibility, or have or incur any liability, to any Person whatsoever,
(i) for any matter expressly  approved or directed by the Confirmation  Order or
(ii) under any theory of liability, for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan, provided that nothing in this paragraph shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or under any agreement or other document entered into by such Person either post-petition or in accordance with the terms of this Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty or care owed to any other Person occurring on or after the Effective Date.

     C. Releases.

     On the Effective Date, the Debtors and Debtors-in-Possession, and Surviving Corporation will release unconditionally, and hereby are deemed to release unconditionally (i) each of the Debtors and the Surviving Corporation's officers, directors, shareholders, employees, Designated Professionals, consultants, attorneys, accountants, financial advisors, investment banker, and other representatives (including without limitation their respective professionals appointed by order of the Bankruptcy Court), (ii) the OUCC and, solely in their capacity as members or representatives of the OUCC, each member, consultant, attorney, accountant or other representative of the OUCC (including without limitation their respective professionals appointed by order of the Bankruptcy Court), (iii) the Bank and its participants, solely in their capacity as members or representatives of Bank or them, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Releases, the Debtors, its trust indentures, the Cases or the Plan, and any and all transactions between the releasing party and the released party.

     On the Effective Date, all creditors, including Bank will release unconditionally, and hereby are deemed to release unconditionally (i) each of the Debtors and the Surviving Corporation's officers, directors, shareholders, employees, Designated Professionals, consultants, attorneys, accountants, financial advisors, investment banker, and other representatives (including without limitation their respective professionals appointed by order of the Bankruptcy Court), (ii) the OUCC and, solely in their capacity as members or representatives of the OUCC, each member, consultant, attorney, accountant or other representative of the OUCC (including without limitation their respective professionals appointed by order of the Bankruptcy Court), (iii) the Bank and its participants, solely in their capacity as members or representatives of Bank or them, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Releases, the Debtors, its trust indentures, the Cases or the Plan.

     On the Effective Date, each holder of a Claim or Interest shall be deemed to have unconditionally released those parties and persons released herein, from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Cases or the Plan.

     The Debtors have entered into a separate agreement to release James F. Martin. A copy of that agreement and release are attached to the Disclosure Statement. Separate court approval will be sought for the release, but confirmation of this Plan will operate independently as a release of James F. Martin.

     D. Vesting of Assets.

     Except as otherwise provided in any provision of the Plan, on the Closing Date, all property of the bankruptcy estates shall vest in Surviving Corporation, all free and clear of all Claims, liens, encumbrances and interests of holders of claims of old securities and old stock rights. From and after the Effective Date, Surviving Corporation may operate its business and use, acquire, and dispose of property and settle and compromise claims or interests arising post-confirmation without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

     E. Preservation of Causes of Action.

     Except as otherwise provided herein, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Surviving Corporation and the Litigating Trust shall retain (and may enforce) any claims, rights, and causes of action that the Debtors or the Estates may hold against any person, including, inter alia, any claims, rights or causes of action under Sections 544 through 550 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory.

     F. Committees.

     On the Effective Date, the OUCC, if any, shall be dissolved and the members of OUCC and their professionals shall be released and discharged from all further rights and duties arising from or related to the Cases. The Professionals retained by OUCC and the members thereof shall be entitled to compensation or reimbursement of expenses incurred for services rendered prior to the Effective Date. The members of the Committee will reconstitute themselves into a new Unofficial Committee after Confirmation and continue their activities as described in the Plan.

                                   ARTICLE IX

                             Post-Confirmation Acts

     9.1 The Debtors, and their agents, and the Plan Administrator shall perform all acts necessary to complete and consummate this Plan, to include:

     a. Prosecution of all claims by transfer to the Litigating Trust against third parties and claims challenges filed against the Debtors by third parties;

     b. Execution and filing of all legal documents required; and

     c. Performing any and all functions required by the Code.

     9.2 Within forty-five (45) days prior to Final Consummation, the Plan Administrator shall cause to be filed with the Court an itemized list of all any receipts of and disbursements by the Plan Administrator after confirmation. Such report must be approved by the Court before the final decree is issued discharging the Debtors in this reorganization proceeding.

         MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

     A. Implementation.

     The Debtors shall be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein.

     B. Other Documents and Actions.

     The Debtors and Surviving Corporation may, and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.

     C. Payment of Statutory Fees.

     All fees payable pursuant to 28 U.S.C. ss.1930 (U.S. Trustee Fees) as determined by the Bankruptcy Court at the confirmation hearing shall be paid by the Debtors on or before the Effective Date.

     D. Term of Injunctions or Stays.

     Unless otherwise provided, all injunctions or stays imposed in the Cases pursuant to Sections 105 and 362 of the Bankruptcy code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

     E. No Interest.

     Except as expressly provided herein, no Holder of an Allowed Class or Allowed Interest shall receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

     F. Transfers.

     All transfers into the Liquidating Trust and the Litigating Trust and the initial transfers out of said Trusts are exempt from transfer taxes under
Section 1146 of the Bankruptcy Code.

                                    ARTICLE X

                       "Cram Down" for Impaired Creditors
                             Not Accepting the Plan

     In respect to any class of creditors impaired but not accepting the Plan by the requisite majority in number and two-thirds in amount, the proponent of this Plan requests the Court to find that the Plan does not discriminate unfairly and is fair and equitable with respect to each class of claims or interest that is impaired under the Plan and that the Court confirm the Plan without such acceptances by the said impaired classes.

                                   ARTICLE XI

                            Miscellaneous Provisions

     A. Final Order.

     Any requirement in this Plan that an Order be a Final Order may be waived by the Debtors, provided that nothing contained herein or elsewhere in this Plan shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such Order.

     B. Modification of the Plan.

     The Debtors reserve the right to amend or modify the Plan at any time prior to the Confirmation Date in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. If any of the terms of the Plan are amended in a manner determined by the Debtors to constitute a material adverse change, the Debtors will promptly disclose any such amendment in a manner reasonably calculated to inform creditors and equity holders of such amendment and the Debtors will extend the solicitation period for acceptances of this Plan for a period which the Debtors, in their sole discretion, deem appropriate, depending upon the significance of the amendment and the manner of disclosure if the solicitation period would otherwise expire during such period.

     The Debtors reserve the right to amend the terms of the Plan. The Debtors will give all Holders of Claims and Interests notice of such amendments or waivers as may be required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances but prior to Confirmation of the Plan, the Debtors seek to modify the Plan, the Debtors can only use such previously solicited acceptances to the extent permitted by applicable law.

     C. Revocation of the Plan.

     The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan shall be null and void, and nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims by or against, or any interests in, the Debtors; or (ii) prejudice in any manner the rights of the Debtors in any further proceedings involving the Debtors.

     D. Severability of Plan Provisions.

     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of the Debtors, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted.

     E. Successors and Assigns.

     The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

     F. Saturday, Sunday or Legal Holiday.

     If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     G. Post-Effective  Date Effect of Evidences of Claims or Interests.

     Notes, bonds, stock certificates and other evidences of Claims against claims of or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

     H. Headings.

     The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

     I. Governing Laws.

     Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules), (ii) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, the Plan, or (iii) applicable non-bankruptcy law, the rights and obligations arising under the Plan and any agreements, contracts, documents, and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of South Carolina without giving effect to the principles of conflict of laws thereof.

     J. No Liability for Solicitation or Participation.

     As specified in Section 1125(e) of the Bankruptcy Code, persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the application provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

     K. No Admissions or Waiver of Objections.

     Notwithstanding anything herein to the contrary, nothing in the Plan shall be deemed as an admission by the Debtors or any other party with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any claims classification. The Debtors are not bound by any statements or in the Disclosure Statement as judicial admissions.

                                   ARTICLE XII

                            Discharge of the Debtors

     The entry of an Order Confirming Plan acts as a discharge of any and all liabilities of the Debtors that are dischargeable under Section 1141 of the Bankruptcy Code.

     RESPECTFULLY SUBMITTED on this the 17th day of May, 2000, at Columbia, South Carolina.

                                        ROBINSON, BARTON, MCCARTHY
                                         & CALLOWAY, P.A.



                                         BY:s/G. William McCarthy, Jr.
                                            ------------------------------------
                                        G. William McCarthy, Jr.
                                        District Court I.D. #2762
                                        Attorney for Martin Color-Fi, Inc. and
                                          Star Fibers Corp.
                                        1715 Pickens Street
                                        Post Office Box 12287
                                        Columbia, South Carolina  29211
                                        Tele:  (803) 256-6400

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE DISTRICT OF SOUTH CAROLINA

In re:                                      )
                                            )
MARTIN COLOR-FI INC,                        )        Chapter 11 Case
a South Carolina corporation                )        Case No. 98-10145-W
                                            )
                           Debtor.          )
                                            )
                                            )
In re:                                      )
                                            )
Star Fibers Corp.                           )        Chapter 11 Case
a South Carolina corporation                )        Case No. 98-10144-W
                                            )
                           Debtor.          )
                                            )

           DEBTORS' FIRST AMENDMENT TO AMENDED PLAN OF REORGANIZATION

     Debtors hereby submit their First Amendment to Amended Plan of Reorganization (the "Amendment"), to amend the terms of the Amended Plan of Reorganization filed on May 17, 2000 (the "Plan"). The Amendment reflects the terms of an agreement reached between the Debtors, the Bank, the OUCC, and DS&P. Pursuant to the agreement, the Bank will receive $16,000,000 at the Closing, less an amount to pay claims in Class 2, 3, and 6. All reserves for taxes and purchase price adjustments will be eliminated. The creditors of Class 7, excluding the Bank's unsecured claim, will receive $200,000 from the Sale Proceeds, all inventory assets transferred to Liquidating Trust C, a portion of the proceeds from Liquidating Trust A (if any) and their original share of the proceeds from the Litigating Trust. The remaining terms of the DS&P Agreement and Plan of Merger and the GECC loan remain essentially the same. This paragraph is not intended to be an amendment to the Plan, but a summary of the changes set forth below.

     The Debtors' hereby submit this First Amendment, and the Plan is hereby amended as follows:

                                   ARTICLE I.

     A. The following definitions are deleted from the Plan, set forth by number in Article I of the Plan:

         10.      Capital Contribution;
         35.      Final Closing Date Availability;
         38.      Final Purchase Price;
         57.      Preliminary Purchase Price;
         58.      Purchase Price Adjustment Reserve;
         68.      Tax Liability Reserve

     B. The following definitions, as set forth by number in Article I shall hereby be amended or added as set forth herein:

     3. "Assumed Liabilities" means trade payables incurred after filing of the Cases in the Ordinary Course of Business and accrued as of the Closing Date, severance obligations that are due and payable on or prior to the Closing Date under Martin's Severance Policy for Salaried Employees and any severance obligations under those certain Executive Severance Agreements that become due and payable to Stephen A. Zagorski, Greg W. Anderson, Wiley H. Turner, Curtis R. Wright, Scott Shipes, Jennifer P. Summer or Wilbur L. Ballard, cure payments under assumed contracts in the amounts set forth on Exhibit C to the DS&P
Agreement and Plan of Merger, employee's salaries and commissions (and all associated Tax obligations associated therewith) incurred in the Ordinary Course of Business and accrued as of the Closing Date, unpaid fees and expenses associated with the New Debt Financing owed by Martin, including, without limitation all legal fees of the Lender's counsel, the fees and expenses of DS&P and Acquisition (which fees and expenses of DS&P and Acquisition shall not exceed $500,000), including without limitation legal fees incurred in connection with the transactions contemplated in the DS&P Agreement and Plan of Merger, accrued Tax Liabilities up to the Closing, and those taxes set forth on Sections 4(h), 4(i), and 4(k) of the Disclosure Schedule of the DS&P Agreement and Plan of Merger (to the extent not discharged by the bankruptcy), and any liabilities arising from the 401(K) Plan as described in Section 7(b)(xiii) of the DS&P Agreement and Plan of Merger, if any (to the extent not discharged by the bankruptcy).

     30. "DS&P Agreement and Plan of Merger" shall refer to that agreement by and between Dimeling, Schreiber & Park and MCF Acquisition, Inc. and Martin which is attached as an Exhibit to the Disclosure Statement and incorporated by reference into this Plan, as such agreement is modified by the First Amendment to Agreement and Plan of Merger dated June 25, 2000 which amendment is attached hereto as Exhibit A-1.

     44. "Liquidating Trust" or "Liquidating Trusts" means the three trusts established pursuant to the Plan and pursuant to which certain assets and liabilities of the Debtors are transferred prior to the Merger. Liquidating Trust A, Liquidating Trust B, and Liquidating Trust C and may be referred to individually or collectively.

     45. "Plan Administrator" means Ouzts, Ouzts, and Varn CPA's, P.C., as appointed by the Bankruptcy Court to oversee the distribution of the Purchase Price pursuant to the Plan and the Plan Administrator Agreement .

     67. "Tax Liability" has the meaning set forth in Section 1 of the DS&P Agreement and Plan of Merger.

     72. "Purchase Price" shall mean "Sales Proceeds" in the amount of Sixteen Million Dollars in cash. As additional consideration, the Surviving Corporation shall assume all of the Assumed Liabilities. The term "Purchase Price" shall be substituted for Final Purchase Price wherever it appears.


                                   ARTICLE II

     A. Article II, Section A.1.a. shall be amended to add the following at the end of the paragraph:

     The Bank and the OUCC shall have the right to object to any administrative or priority claims prior to payment by the Plan Administrator.

B.   Article II, Section E, shall be amended as follows:

     1. On page 17, the 5th full paragraph from the end of the page shall be amended by adding the following at the end of the paragraph:

     The  Bank  will  relinquish  its  lien  on  all  assets   transferred  into
Liquidating Trust B and C.

     2. On page 18, the section entitled "The Liquidating Trust" shall be amended by deleting the section in its entirety and replacing it with the following:

                              THE LIQUIDATING TRUST

     Debtors have determined that certain of their assets are not essential for the future operations of the Surviving Corporation. Inventory which is difficult to sell and real property and an equipment line which are not essential to continued operations are those assets which will be conveyed pursuant to this Plan to the Liquidating Trust. A copy of the Liquidating Trust Agreements is attached to the Disclosure Statement. A comprehensive list of the assets placed in the Liquidating Trusts is attached as a schedule to the Liquidating Trust Agreement. Because of their length, a copy of those schedules is not served as part of the Plan, but is available to any interested party upon written request and at its expense. In general, the Liquidating Trust assets consist of land and a building located at 217 Star Road, Edgefield, South Carolina, which is an asset of Star; machinery and equipment located at 217 Star Road, Edgefield, South Carolina, which are assets of Martin and inventory located in warehouse numbers 109, 209, 409, 809, 510 and C09, which are assets of Martin; and finished goods in warehouse 350, which are assets of Martin. These assets have a book value of approximately $9,100,000, although Debtors believe the fair market value to be substantially less. Liquidating Trust A shall receive the land, building, machinery and equipment located at 217 Star Road, Edgefield, South Carolina. Liquidating Trust B will receive the capital stock of Buchanan and Star which is owned by Martin. Liquidating Trust C shall receive all the inventory and finished goods owned by Martin and identified as Trust Assets in the Exhibit to the Disclosure Statement. Under the terms of the Liquidating Trust and this Plan, the conveyance to Liquidating Trust A conveys all right, title and ownership of those assets to the Liquidating Trust subject only to the secured claims of Bank. Under the terms of the Liquidating Trust C and this Plan, the conveyance to Liquidating Trust B and C conveys all right, title and ownership of those assets to Liquidating Trust B and C respectively, free and clear of any lien of the Bank. All expenses involved in disposing of those assets shall be paid by the respective Liquidating Trustee from the respective Trust Assets proceeds; and the Debtors and the Surviving Corporation shall have no further liability after transfer of those assets to the Liquidating Trusts.
All assets transferred to the Liquidating Trust A shall be transferred subject to the secured claims of the Bank and the Bank's claims shall remain perfected and first in priority. The assets transferred to the Liquidating Trust or Trusts shall not revert to the Surviving Corporation.

     The Liquidating Trusts shall be established immediately after Confirmation and prior to the Closing and, after its establishment, each Liquidating Trust will be responsible for its own fees, costs and expenses of storing, securing, moving or handling its particular Trust Assets, and each Liquidating Trust will indemnify and hold harmless the Surviving Corporation from all fees, costs and expenses for storing, securing, moving or handling its Trust Assets, including without limitation, the cost of reasonable rent and reimbursement of expenses to be paid to Surviving Corporation for the use of any location or warehouse of Surviving Corporation to store, secure, move or handle any of the Trust Assets following the Closing, provided Surviving Corporation has been asked to perform such services and has agreed in writing to do so. The Surviving Corporation shall only be liable for any damages caused to any Trust Assets by the Surviving Corporation's gross negligence, and only to the extent not covered by customary insurance to be maintained by any Liquidating Trust for any such Trust Assets. Any expenses charged by the Surviving Corporation to any Liquidating Trust shall not be in excess of the actual costs incurred by Surviving Corporation.

     The Trust Assets shall be those assets as set forth in the Exhibits to the Disclosure Statement and no additional assets of the Debtors may be transferred to any Liquidating Trust without the prior written consent of the Trustee for that Liquidating Trust.

     3. On page 20, the third line of the last paragraph is amended to delete the phrase "with $10,000,000."

     4. On page 21, the first two lines on the top of the page are amended to delete the phrase "in the amount of approximately $14,000,000."

     5. On page 21, the first two full paragraphs are deleted in their entirety and replaced with the following:

     The DS&P Agreement and Plan of Merger and this Plan contemplate that the Merger described above shall make available a sum of money for creditor recoveries. Sixteen Million Dollars ($16,000,000) shall be available for distribution to the Debtors' creditors. From this $16,000,000 the following shall be paid the amounts set forth in Article III of the Plan:

     - the payments to the Class 7 creditors (excluding the Bank's unsecured claim);
     -    the Bank's secured claim;
     -    all administrative professional claims in Class 2;
     -    all fees for counsel for the OUCC in Class 6;
     -    Plan Administrator fees of $25,000.

     6. On page 22, the first two full paragraphs shall be deleted in their entirety and replaced with the following:

          The Debtors estimate that, through the aggregation of the DS&P capitalization and the contemplated GECC New Debt Financing, the Debtors will have sufficient funds available to fund the Plan. The Surviving Corporation shall pay the Assumed Liabilities in the ordinary course and shall retain all rights to the anticipated federal income tax refund related to the amended 1996 corporate tax return in the approximate amount of $1,022,272 (the "Tax Refund"), regardless of when the Tax Refund is received. Together with all Cash on Hand of the Debtors, which shall be retained by the Debtors after the Closing, the Debtors estimate they will have sufficient cash resources to fund the Plan at confirmation as follows:

     - Payment of $16,000,000 for payment to creditors in Classes 1, 2, 6 and 7;
     -    Assumption and Payment of the Assumed Liabilities;
     -    Availability Reserve under the GECC credit facility; and
     - Payments of the U.S. Trustee's fees accrued through December 31, 2000 as the Class 5 creditor

          The DS&P Agreement and Plan of Merger and this Plan contemplate that the Purchase Price shall be used by the Plan Administrator in satisfaction of the claims against the Debtors as set forth in Class 1, Class 2, Class 6, and Class 7 and that Surviving Corporation shall have no liability whatsoever, post-confirmation, for any claims other than the Assumed Liabilities and the U.S. Trustee's fees accrued through December 31, 2000 as a Class 5 creditor. The Bank shall retain its liens on the assets in Liquidating Trust A, and the Litigating Trust and release its lien and waive any claim to the proceeds of Liquidating Trust B and C.

     7. The fourth full paragraph on page 22 shall be deleted in its entirety as follows and replaced with the following:

     Concurrently with payment to the Bank of the Purchase Price at the Closing, Bank will release its liens on the assets of the Debtors and the Surviving Corporation.

     8. The last two lines in the fifth paragraph on page 22 shall be amended to read as follows: "-No Material Adverse Change, as shown on page 5, of the DS&P Agreement and Plan of Merger (excluding subsection (i)(a) of that definition in the DS&P Agreement and Plan of Merger)."

     9. Page 23 shall be amended to delete in its entirety the subsection beginning with "-If prior to Closing," and ending with "Plan of Merger" and replace it with the following:

     - If, prior to Closing, the Closing Basis is estimated to be $28,000,000 or more, then the representations and warranties in Section 4 (k) of the DS&P Agreement and Plan of Merger shall be deemed not to have been breached.

     10. The final paragraph of page 23 shall be deleted in its entirety and replaced with the following:

     Fifteen million dollars ($15,000,000) from the Sale Proceeds shall be distributed directly to the Bank at Closing and the remaining $1,000,000 shall be distributed to the Plan Administrator to pay the claims of creditors in Classes 2, 6, and 7, and the Plan Administrator fees of up to $25,000. These deducted funds shall be held in an interest bearing account by Ouzts, Ouzts, and Varn CPA's, P.C., the Plan Administrator to be appointed under the terms of the Plan by the Bankruptcy Court. The compensation to be paid to the Plan Administrator shall be approved by the Bankruptcy Court and paid from the Sale Proceeds.

     11. The first full paragraph of Page 24 shall be deleted in its entirety and replaced with the following:

     The Plan Administrator shall distribute the Purchase Price in accordance with the Plan and the DS&P Agreement and Plan of Merger. The Plan Administrator shall not have the authority to engage in active trade or business. The Plan Administrator may retain such personnel or professionals (including, without limitation, legal counsel, financial advisors or other agents) as it deems necessary and compensate such professionals from the Purchase Price. The Bank, the Debtors, OUCC, and the Plan Administrator shall enter into a Plan Administrator Agreement which shall be approved by the Bankruptcy Court. The Plan Administrator shall have the powers and duties specified in the Plan Administrator Agreement and be approved by the Bankruptcy Court.

     12. Page 24 shall be amended to delete the last paragraph on that page beginning with the sentence "The Plan Administrator shall create." Page 25 shall be deleted in its entirety. The first three lines of page 26 are hereby deleted in its entirety.

     13. The last full paragraph on page 26 beginning with the phrase "No payments will be made," shall be deleted in its entirety and replaced with the following:

     No payments will be made prior to the Closing Date. The determination of Administrative and Priority Claims in Class 2, 3, 6, and 7 shall be made at the earliest practical time.

     14. The last sentence on page 26, beginning with the phase "No liabilities for Claims," shall be deleted in its entirety and replaced with the following:

     No liabilities for Claims shall remain with the Surviving Corporation after Closing and emergence from bankruptcy except for the Assumed Liabilities and the U.S. Trustee's Fees as a Class 5 creditor accrued through December 31, 2000. The Surviving Corporation shall provide information necessary to supplement the reports filed by the Plan Administrator.

                                   ARTICLE III

     A. The treatment of Class 1 - Bank of America, N.A. shall be amended by deleting the last paragraph on page 28 beginning with the phrase "The Bank will receive," and deleting all of pages 29, 30, 31, and 32 and replacing it with the following:

     The Bank will receive $15,000,000 directly at Closing from the Purchase Price. In addition, the residual after payment of the following claims by the Plan Administrator shall be remitted to the Bank by the Plan Administrator:

          (A)  Professional Fees set forth in Class 2,
          (C)  Fees for the OUCC Counsel in Class 6;
          (D)  Unsecured Creditors Claims in Class 7, as set forth therein; and
          (E) Fees and costs of the Plan Administrator in the amount of $25,000.

     The Surviving Corporation shall not be responsible for the fees and expenses of the Plan Administrator.

     The Bank is obligated to release its liens on the assets of Surviving Corporation on the Closing Date simultaneously with the receipt of the Purchase Price by the Bank and the Plan Administrator. The Bank shall retain its first priority perfected lien on the proceeds of the Closing distributed to the Plan Administrator, subject to the obligations of the Plan Administrator to distribute those funds pursuant to this Plan. The fund sufficient to pay the Reductions shall be disbursed to the Plan Administrator to distribute pursuant to this Plan. Any funds from the Purchase Price remaining with the Plan Administrator after final resolution of all applicable claims shall be paid to the Bank on its Class 1 claim.

     The Bank may file its ballot at the Confirmation Hearing.

     In addition to the foregoing, the Bank shall retain its first priority lien on all the assets transferred to Liquidating Trust A which assets shall be transferred to the Liquidating Trusts A subject only to the Bank's Lien. The Bank shall receive 100% of the net proceeds of the Liquidating Trust A until such time as the Bank has received a total of $2,000,000 in proceeds net of expenses from Liquidating Trust A. After such time as the Bank has received a total of $2,000,000 in net proceeds from Liquidating Trust A, the balance of the net proceeds from the Liquidating Trust A shall be distributed as follows:
66.67% shall be paid to the Bank and 33.33% shall be paid to the Plan Administrator for the benefit of and for distribution to the unsecured creditors in Class 7, excluding the Bank's unsecured claim.

     The Bank shall receive 66.67% of the net proceeds of the Litigating Trust and the unsecured creditors of Class 7 shall receive 33.33% of the net proceeds of the Litigating Trust. The unsecured creditors in Class 7 and the Bank shall be the only beneficiaries of the Litigating Trust and shall be entitled to distributions therefrom as set forth hereinabove, but the unsecured creditors in Class 7 shall not be entitled to any control over the Litigating Trust assets.

     The Bank shall have all rights set forth in the Litigating Trust document and the Liquidating Trust A and Liquidating Trust B documents, which documents shall be subject to the review and approval of the Bank. The Trustee of each Trust, subject to the review and approval of the Bank, shall be entitled to make all decisions regarding strategy, settlement, liquidation process, sales price and other such matters.

     All proceeds due to the unsecured creditors in Class 7, whether the cash from the Purchase Price, or proceeds from the Litigating Trust or the Liquidating Trust A will be distributed to the unsecured members of Class 7 by the Plan Administrator or its agent or other party responsible for distribution to the unsecured creditors of Class 7, and in no event shall the Bank be responsible for disbursement of any funds to any unsecured creditors of Class 7.

     Upon the Effective Date, the Bank's unsecured Class 7 claim shall be subordinated to the timely filed and properly scheduled allowed claims in Class 7, solely for the purposes of the distribution of proceeds under Class 7. The Bank's Class 7 claim shall not be subordinate to any late filed unsecured claims. The Bank retains its right to vote its entire unsecured claim on par with all other unsecured creditors. For voting purposes only, it shall be assumed that the Bank will have an unsecured Class 7 claim in the amount of $24,000,000. This number was calculated based on the estimated proceeds from the Closing and the estimated proceeds of the Liquidating Trust and the Litigating Trust.

     In consideration for the Bank's agreement to release funds to the Class 7 creditors from the Purchase Price, funds that would otherwise be paid to the Bank, the OUCC hereby unconditionally and irrevocably releases, waives, discharges and acquits the Bank, its participants, respective subsidiaries, and affiliates, and its respective past and present officers, directors, shareholders, agents, insurers, attorneys and employees of and from any and all claims or causes of action of any kind whatsoever which the OUCC has or might have, known or unknown, now existing or that may hereafter arise, directly, indirectly, derivatively, on behalf of the Class 7 unsecured creditors or which is otherwise attributable to or in any way related to any transaction under or contemplated by the loan documents between the Debtors and the Released Parties (the "Loan Documents"), including but not limited to any act or omission of any Released Party in the administration of any loan from Bank to the Debtors. Bank releases and waives all claims against the Debtors and its employees, agents and Designated Professionals, and the Surviving Corporation and its employees and agents as of the Effective Date, as set forth in Article VIII of this Plan.

     B. The treatment of Class 2-Fees for Designated Professionals for the Debtors shall be amended by adding the following at the end of the section:
"This class will be paid out of the Purchase Price.

     C. The  treatment  of Class 3 -  Administrative  Claims to  Various  Taxing
Authorities shall be amended by deleting the last sentence of that section beginning with "The Debtors estimate" and replacing it with the following: "This class will be an Assumed Liability."

     D. The treatment of Class 4 - Lease Assumption Claims shall be amended by deleting the last sentence of that section beginning with "Any arrearage" and replacing it with the following: "Any arrearage due on assumed contracts will be paid at or prior to the Closing as an Assumed Liability."

     E. The treatment of Class 6 - Fees for Counsel for the OUCC shall be amended by adding the following at the end of the section: "This class will be paid from the retainer in approximate amount of $42,000 held by the claimant Buist, Moore, Smythe & McGee, P.A. Any remaining balance in this account after satisfaction of this class shall be remitted to the Plan Administrator to be distributed to the Class 7 claimants pursuant to this Plan."

     F. The treatment of Class 7 - General Unsecured Claims shall be amended by deleting that section in its entirety and replacing it with the following:

     Class 7 - General Unsecured Claims: This class is impaired and unsecured. This class consists of approximately 831 creditors plus any rejection claims. This number is derived from adding all creditors who were shown on the Debtors' original schedules, the Debtors' revised schedules, or those who filed proofs of claim in the case. Some of the claims are duplicates, and some of the claims are from creditors to whom the Debtors believe they owe no money. Approximately $11,000,000 in unsecured proofs of claim were filed in this case. The Debtors scheduled a lower amount. The claims objection which is attached as an exhibit to the Disclosure Statement and which has been separately filed proposes that unsecured creditors' claims be allowed in the approximate amount of $8,885,000. The Debtors anticipate that most of the claims objections will be resolved before the confirmation hearing. In any event, the allowed claims for unsecured creditors will be between the ranges shown. The Debtors propose to pay this class from five different sources as set forth below.

     First, this class will receive $200,000 from the Purchase Price.

     Second, this class will receive 33.33% of the net proceeds distributed from Liquidating Trust A after the Bank has received the first $2,000,000 in net proceeds from Liquidating Trust A.

     Third, this class will receive 100% of the net proceeds of Liquidating Trust C.

     Fourth, this class will receive the residual from the retainer account of its counsel, Buist, Moore, Smythe & McGee, P.A., after payment of the Class 6 claims and any post-confirmation fees and expenses of counsel for the OUCC.

     Fourth, this class will receive 33.33% of the net proceeds of the Litigating Trust. The unsecured creditors in Class 7 and the Bank shall be the only named beneficiaries of the Litigating Trust and shall be entitled to distributions therefrom as set forth hereinabove, but the unsecured creditors in Class 7 shall not be entitled to any control over the Litigating Trust assets.

     The Bank shall have all rights set forth in the Litigating Trust document and the Liquidating Trust A document and Litigating Trust B document, which documents shall be subject to the review and approval of the Bank. The unsecured creditors shall have all rights set forth in the Liquidating Trust C document, which document shall be subject to review and approval of the OUCC. The Trustee of each Trust, subject to the review and approval of the Bank (as to the Litigating Trust and Liquidating Trust A and B), shall be entitled to make all decisions regarding strategy, settlement, liquidation process, sales price and other such matters.

     All proceeds due to the unsecured creditors in Class 7, whether cash from the Purchase Price, or proceeds from the Litigating Trust or the Liquidating Trust A or Liquidating Trust C, will be distributed either by the Plan Administrator or such other party responsible for distribution to the unsecured creditors in Class 7, and in no event shall the Bank be responsible for disbursement of any funds to any unsecured creditors in Class 7. Upon the Effective Date, the Bank's unsecured Class 7 claim shall be subordinated to the timely filed and properly scheduled allowed claims in Class 7, solely for the purposes of the distribution of proceeds under Class 7. The Bank's Class 7 claim shall not be subordinate to any late filed unsecured claims. The Bank retains its right to vote its entire unsecured claim on par with all other unsecured creditors. For voting purposes only, it shall be assumed that the Bank will have an unsecured Class 7 claim in the amount of $24,000,000. This number was calculated based on the estimated proceeds from the Closing and the estimated proceeds of the Liquidating Trust and the Litigating Trust.

     The Bank and Debtors shall also receive a full release and waiver of all claims against the Bank and Debtors by the OUCC, in a form satisfactory to Bank and Debtors.

     In the event that all of Debtors' objections to claim are successful, the sources of payment set forth hereinabove are expected to result in less than 10% of the total dollar amount of the unsecured claims being paid, and in the event that none of Debtors' objections to claim are successful, it will result in approximately 5% of the total dollar amount of the unsecured claims being paid. These five types of payments will be treated as payment in full to this class.

                                  ARTICLE VIII

     A. Page 46, section A(iv) shall be deleted in its entirety and replaced by the following:

          (iv) distributions to creditors shall be made pursuant to Article III herein.

     B. Page 47, 48, and 49 shall be amended to delete section A(viii) and A(ix) in their entirety.

     C. Page 52, Section C, the second full paragraph is deleted in its entirety and replaced with the following:

     On the Effective Date, each Holder of a Claim or Interest shall be deemed to have released unconditionally, and hereby is deemed to release unconditionally on such date, those parties and persons released herein, from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to Reorganized Martin Color-Fi, the other Reorganized Debtors, the Chapter 11 Cases or the Plan, except that no party or person released herein shall be released from acts or omissions which are the result of fraud, gross negligence, willful misconduct or willful violation of the securities laws or the Internal Revenue Code. The releases provided for herein shall not preclude police, federal tax, or regulatory agencies from fulfilling their statutory duties. Subject to the discharge of Sections 524 and 1141 of the Bankruptcy Code, the releases provided for herein shall not preclude police, Federal tax, or regulatory agencies from fulfilling their statutory duties. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the releases provided for herein shall not apply to the claims, if any, of the United States as to the parties released herein.

     D. Page 52, Section C, the third full paragraph is deleted in its entirety and replaced with the following:

     The Debtors have entered into a separate agreement dated February 29, 2000 (the "Release") a copy of which is attached hereto as Exhibit A-2, pursuant to which the Debtors and Martin mutually release each other. Upon entry of an order confirming the Plan the Release shall be deemed approved by the Court and the Release shall be effective according to its terms as of the Effective Date of the Plan.

     E. Page 53, Section F, is revised to add a new concluding sentence to read as follows:

     Given that the OUCC will reconstitute itself as shown above, the OUCC as redesignated and its professionals will continue until either the date of final consummation or any earlier date on which the OUCC determines that no further involvement on its part is needed.


     In the event of any conflict between the DS&P Agreement and Plan of Merger, and the Plan, as amended by this First Amendment to Amended and Restated Plan of Reorganization, the terms of the Plan shall control.


                                   ROBINSON, BARTON, MCCARTHY
                                   & CALLOWAY, P.A.

       6/26/00                          s/G. William McCarthy, Jr.
Date:-----------------             By:-------------------------------------
                                        G. William McCarthy, Jr.
                                        District Court I.D. #2762
                                        Attorney for Debtors
                                        P.O. Box 12287
                                        Columbia, SC  29211
                                        (803) 256-6400

                                EXHIBITS OMITTED